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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Burlington Northern Santa Fe Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 14, 2007
Dear Shareholder:
          You are invited to attend the 2007 annual meeting of shareholders of Burlington Northern Santa Fe Corporation (BNSF or the Company) to be held at 8:00 a.m. Central time on Thursday, April 19, 2007, at The Fort Worth Club, Horizon Room, 306 W. 7th Street, Fort Worth, Texas.
          The attached Notice of 2007 Annual Meeting of Shareholders and Proxy Statement describes the matters to be considered and voted upon at the annual meeting. During a time of unprecedented demand for rail transportation, we have delivered the capacity our customers require. As a result, in 2006 BNSF moved more than 10.6 million units, achieved nearly $15 billion in revenues and increased earnings per diluted share by 27 percent over 2005.
          Your vote is important, regardless of the number of shares you hold. If you are unable to attend the meeting in person, you may vote via the Internet, by telephone or by mailing a completed proxy card. Voting by any of these methods will ensure your representation at the meeting. Please see pages 1-2 of the proxy statement for voting instructions.
          We appreciate your investment in BNSF and encourage your participation by promptly voting your proxy. I look forward to seeing you at our annual meeting.

Sincerely,

Matthew K. Rose
Chairman, President and Chief Executive Officer

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS
BURLINGTON NORTHERN SANTA FE CORPORATION
The twelfth annual meeting of shareholders of Burlington Northern Santa Fe Corporation (BNSF or the Company) will be held at 8:00 a.m. Central time on Thursday, April 19, 2007, at The Fort Worth Club, Horizon Room, 306 W. 7th Street, Fort Worth, Texas, for the following purposes:

(1)	to elect 11 directors;

(2)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2007; and

(3)	to act on such other business that is properly brought before the meeting in accordance with the By-Laws and at any adjournment or postponement of the meeting.
Shareholders of record at the close of business on February 28, 2007, are entitled to notice of the meeting and are entitled to vote at the meeting in person or by proxy. A list of these shareholders will be kept at the offices of the Company in Fort Worth, Texas, for a period of ten days prior to the meeting. Only shareholders or their proxy holders may attend the meeting. If you plan to attend the meeting, please check the appropriate box on your proxy, save the admission ticket that is attached to your proxy and present it at the door.
By order of the Board of Directors.

Roger Nober
Executive Vice President Law and Secretary
2650 Lou Menk Drive
Fort Worth, Texas 76131-2830
March 14, 2007
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting, please vote promptly. As explained on your proxy card, you may vote via the Internet, by toll-free telephone, or by signing, dating and returning your proxy card in the prepaid envelope.

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BURLINGTON NORTHERN SANTA FE CORPORATION
2650 LOU MENK DRIVE
FORT WORTH, TEXAS 76131-2830
PROXY STATEMENT FOR 2007 ANNUAL MEETING OF SHAREHOLDERS

Your Board of Directors is soliciting proxies to be voted at the 2007 annual meeting of shareholders to be held on April 19, 2007. Your vote is very important. For this reason, the Board is requesting that you allow your common stock to be represented at the meeting by the proxies named on the enclosed proxy card. We began mailing this proxy statement and the form of proxy on or about March 14, 2007.
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

TIME AND PLACE	April 19, 2007 8:00 a.m. Central time

The Fort Worth Club Horizon Room 306 W. 7th Street Fort Worth, Texas 76102

ITEMS TO BE VOTED UPON	You will be voting on the following matters:

•	to elect 11 directors;

•	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2007; and

•	to act on such other business as is properly brought before the meeting in accordance with the By-Laws and at any adjournment or postponement of the meeting.

WHO MAY VOTE	You are entitled to vote your common stock if our records show that you held your shares as of the close of business on the record date, February 28, 2007. Each shareholder is entitled to one vote for each share of common stock held on that date, at which time 358,361,903 shares of common stock were outstanding and entitled to vote. The Company’s common stock is its only class of stock that is issued and outstanding. Shares held by the Company in its treasury are not voted.

HOW TO VOTE	You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. If you attend the meeting and wish to vote or change your vote, you can always cancel your proxy by voting at the meeting. If your shares are held by a bank, broker, or other nominee on your behalf, that holder will send you instructions as to how to vote your shares. Many banks and brokerage firms have a process for their beneficial holders to provide voting instructions over the telephone or via the Internet. If you are a registered shareholder—you hold your shares in your own name—you may vote by proxy using one of the methods described below.

Proxy Card. If you sign, date, and return your proxy card by mail so that it is received before the day of the annual meeting, your shares will be voted as you direct. For each director nominee, you may vote for the nominee or withhold your vote from the nominee. For the other items being submitted to a vote, you may vote for, vote against, or abstain from voting on each matter.

If you return your signed proxy card but do not specify how you want to vote your shares, your shares will be voted:

•	“FOR” the election of all nominees for director identified on pages 16 through 17;

•	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2007, as explained on page 18; and

•	in our discretion as to other business that is properly brought before the meeting in accordance with the By-Laws or any adjournment or postponement of the meeting.

Telephone and Internet Voting. You may elect to vote your proxy by telephone using the toll-free number or via the Internet using the Internet address as described on the proxy card. Your shares will be voted as you direct in the same manner as if you had marked, signed, dated and returned your proxy card, as described above. Your shares must be voted before 11:59 p.m. Eastern time on April 18, 2007, when voted by either of these methods.

CHANGING YOUR VOTE	You can revoke your proxy at any time before it is voted at the annual meeting by:

•	submitting a new proxy with a later date (1) by using the telephone or Internet voting procedures or (2) by signing and returning a proxy card by mail to the Company;

•	attending the annual meeting and voting in person (except for shares held through a bank, broker or other nominee of record); or

•	sending written notice of revocation to the Company’s Secretary at 2500 Lou Menk Drive, Fort Worth, Texas 76131-2828.

VOTES REQUIRED	Election of Directors. Pursuant to a February 14, 2007, amendment to the Company’s By-Laws, each nominee for election as a director at the annual meeting will be elected if a majority of the votes cast “FOR” the nominee by shares present in person or represented by proxy at the meeting and entitled to vote exceed those votes “WITHHELD” from the nominee. Eleven persons have been nominated for election and no further nominations may be made.

If any nominee for director receives a greater number of votes “withheld” from his or her election than votes “for” such election, the nominee shall offer to tender his or her resignation. The Directors and Corporate Governance Committee shall consider the resignation offer and recommend to the Board whether to accept it. The independent directors of the Board will act on the recommendation of the Directors and Corporate Governance Committee within 90 days following certification of the election. Thereafter, the Board will promptly disclose its decision whether to accept or reject the director’s resignation offer and the reasons for such a decision. Within ten days after a Board determination on the tendered resignation, the Company will make a filing with the Securities and Exchange Commission (SEC) announcing the decision and the reasons for the decision. In making its decision, the Board can consider the following range of actions: acceptance of the resignation; refusing the resignation of the director but addressing the underlying causes of the withheld votes; or taking such other action as the Board deems is in the best interests of the Company. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Directors and Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer. If no members of the Directors and Corporate Governance Committee have received a majority of the votes cast in the election, then the independent directors of the Board will consider the matter and act without first receiving a recommendation from that Committee.

Ratification of Appointment of Independent Auditor. To be approved by the shareholders, the proposal to ratify the appointment of the Company’s independent auditor (independent registered public accounting firm) must receive the affirmative vote of the majority of shares which are present in person or represented by proxy at the meeting and entitled to vote thereon.

COUNTING THE VOTE	Quorum. A quorum of shareholders is necessary to hold a valid meeting. The presence in person or by proxy of at least a majority of the shares of Company common stock entitled to vote at the meeting is a quorum. Abstentions and broker “non-votes” count as present for establishing a quorum. Shares held by the Company in its treasury do not count toward a quorum. If you have returned valid proxy instructions or vote in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from any matter introduced at the meeting.

Effect of Abstentions and Broker Non-Votes. Abstentions have the same effect as negative votes. Broker “non-votes” with respect to any matter are not entitled to vote for purposes of determining whether shareholder approval of that matter has been obtained and, therefore, will have no effect on the outcome of the vote on any such matter. A broker “non-vote” occurs on an item when shares held by a broker are present or represented at the meeting, but the broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Inspectors of Election. Representatives of Automatic Data Processing, Inc. will tabulate the votes and act as inspectors of election.

DIVIDEND REINVESTMENT PLAN	Shares held for the account of persons participating in the Company’s dividend reinvestment plan will be voted in accordance with the vote indicated by the shareholder of record on the proxy. If the proxy is properly executed and returned but no choice is indicated, both record shares and shares held in the Company’s dividend reinvestment plan will be voted in accordance with the Company’s recommendations as explained under “How To Vote—Proxy Card” above. If a shareholder holds shares both of record and in the dividend reinvestment account and does not vote the shares held of record, the shareholder’s shares held in the dividend reinvestment account will not be voted.

COMPANY 401(k) SAVINGS PLANS	If you are an employee participating in any of the Company’s 401(k) savings plans, your proxy card permits you to direct the trustee how to vote the number of shares allocated to your account. The trustees of the Company’s 401(k) plans also vote allocated shares of common stock for which they have not received direction in the same proportion as directed shares are voted.

ANNUAL MEETING ADMISSION	If you plan to attend the annual meeting, please mark the appropriate box on your proxy card; if you vote by telephone or via the Internet, please indicate your plans regarding attendance when prompted. If you are a registered shareholder, an admission card is included. To attend the annual meeting, simply detach it from the proxy card and bring it with you. If you are a beneficial owner of stock held by a bank, broker, or investment plan (with your stock held in “street name”), an admission card with the form of a proxy will be sent to you by your broker or other registered holder. If you do not receive the admission card with the form of a proxy in time, you may be admitted to the meeting by showing your most recent brokerage statement or other proof of ownership verifying your beneficial ownership of BNSF stock on February 28, 2007, the record date for voting. Because seating is limited, admission will be limited to shareholders, or their proxy holders, who have an admission card or other proof of ownership.

PROXY SOLICITATION	The Company will pay the costs of soliciting proxies. In addition to this mailing, the Company’s employees and agents may solicit proxies personally, electronically, telephonically, or otherwise. The Company will pay Georgeson Inc. a fee of $13,000, plus reimbursement for out-of-pocket expenses, to help with the solicitation. The extent to which these proxy soliciting efforts will be necessary depends upon how promptly proxies are submitted. We encourage you to submit your proxy without delay. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

PEOPLE WITH DISABILITIES	We can provide reasonable assistance to help you participate at the meeting if you notify us of your plans to attend and describe your disability. Please write to the Company’s Secretary, at the address set forth on page 45 of this proxy statement, at least two weeks before the meeting.

VOTING RESULTS	We will publish the voting results in our Quarterly Report on Form 10-Q for the quarter ending March 31, 2007, to be filed with the SEC in April 2007, a copy of which will be posted on our website at www.bnsf.com under the “Investors” link.

GOVERNANCE OF THE COMPANY

ROLE OF THE BOARD	Pursuant to Delaware General Corporation Law, the business, property, and affairs of the Company are managed by the Chief Executive Officer under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for overall performance and direction of the Company but is not involved in day-to-day operations. Members of the Board keep informed of the Company’s business by participating in Board and committee meetings, by reviewing analyses and reports, including those sent to them by the Company, and through discussions with the Chief Executive Officer and other executive officers.

CORPORATE GOVERNANCE GUIDELINES	The Board of Directors has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth the procedures by which the Board carries out its responsibilities. Among the areas addressed by the Guidelines are director qualifications and responsibilities, Board committee responsibilities, Lead Director responsibilities, director compensation and tenure, director orientation and continuing education, access to management and independent advisors, succession planning and management development, and Board and committee performance evaluations. The Directors and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of these Guidelines and recommending proposed changes to the Board, as appropriate. The Guidelines are posted on the Company’s website at www.bnsf.com under the “Investors” link. The Company will provide the Guidelines in print, free of charge, to shareholders who request them.

DIRECTOR INDEPENDENCE	The Directors and Corporate Governance Committee reviewed all commercial and charitable relationships that nominees for election as Directors have with BNSF and its subsidiaries and reported its findings to the Board, which found that all nominees, other than Mr. Rose, Chairman, President and Chief Executive Officer of BNSF, were independent. In reaching this conclusion, the Committee and the Board considered information furnished by each of the Directors and other available information and determined that no nominee, other than Mr. Rose, had (i) any relationship with BNSF or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a business or charitable relationship with BNSF or its subsidiaries) that would preclude a finding of independence under the specified prohibitions of the listing standards of the New York Stock Exchange (NYSE), or that would require disclosure under the commentary to those standards, or (ii) any other relationship that the Committee or Board believed would impair the nominee’s independence.

In reaching this conclusion, the Committee and the Board considered the following relationships between nominees and BNSF or its subsidiaries.

•	Alan L. Boeckmann – Chairman and Chief Executive Officer of Fluor Corporation, which made payments in the ordinary course of business aggregating less than 0.1 percent of either its or BNSF’s revenues to a BNSF subsidiary for transportation services during 2006.

•	Donald G. Cook – No present business relationship with BNSF or its subsidiaries.

•	Vilma S. Martinez – Partner in the law firm of Munger, Tolles & Olson, LLP, which firm was retained by a BNSF subsidiary and received fees during 2006 of less than 1 percent of that firm’s revenues and less than 0.1 percent of BNSF’s revenues during 2006. Neither BNSF nor the subsidiary will use Munger, Tolles & Olson, LLP in 2007.

•	Marc F. Racicot – No present business relationship with BNSF or its subsidiaries.

•	Roy S. Roberts – No present business relationship with BNSF or its subsidiaries.

•	Marc J. Shapiro – No present business relationship with BNSF or its subsidiaries.

•	J.C. Watts, Jr. – No present business relationship with BNSF or its subsidiaries.

•	Robert H. West – No present business relationship with BNSF or its subsidiaries.

•	J. Steven Whisler – Chairman and Chief Executive Officer of Phelps Dodge Corporation, which made payments in the ordinary course of business aggregating less than 0.1 percent of either its or BNSF’s revenues to a BNSF subsidiary for transportation services during 2006.

•	Edward E. Whitacre, Jr. – Chairman and Chief Executive Officer of AT&T Inc., subsidiaries of which received payments in the ordinary course of business from BNSF subsidiaries aggregating less than 0.1 percent of either its or BNSF’s revenues during 2006.

REVIEW OF RELATED PARTY TRANSACTIONS	BNSF employs procedures for the review, approval or ratification of related party transactions involving both directors and nominees for director (and their immediate family members) and executive officers of the Company (and their immediate family members).

The Company requires on an annual basis that the Directors and executive officers of the Company complete a Directors and Officers Questionnaire to describe certain information and relationships (including those involving their immediate family members in both instances) that may be required to be disclosed in the Company’s Form 10-K, annual proxy statement and other filings with the SEC. Director nominees and newly appointed executive officers must complete the questionnaire at or before the time they are nominated or appointed. If a change occurs in certain information required to be disclosed in the questionnaire after it is completed, the Director or executive officer must immediately report this to the Company throughout the year, including changes in relationships between immediate family members and BNSF, compensation paid from third parties for services rendered to the Company not otherwise disclosed, interests in certain transactions, and facts that could affect director independence. Directors are required to disclose in the questionnaire, among other things, any transactions that the Director or an immediate family member has entered into with the Company or relationships that a Director or an immediate family member has with the Company, whether direct or indirect.

For Directors, including management directors, this information and other information that the Company gathers is provided to the Directors and Corporate Governance Committee. The Committee

performs an initial analysis to determine if these transactions or relationships would require disclosure under relevant SEC or NYSE rules as a related party transaction or if the relationship would negatively affect a Director’s independence. If so, this determination includes a review of whether any such related party transactions should be permitted to continue. Directors of BNSF must similarly certify compliance with the Code of Business Conduct and Ethics for Directors as discussed below. The initial conclusion of the Directors and Corporate Governance Committee is submitted to the Board for approval. An appropriate disclosure is then made in the Company’s annual proxy statement based on the Board’s determination.

For executive officers, in addition to requiring disclosure of transactions and relationships in the Directors and Officers Questionnaires, the Company requires such officers to comply with the Company’s Code of Conduct for salaried employees (discussed below). This Code of Conduct directs all BNSF employees, including executive officers, to avoid conflicts of interests and to not take opportunities that are discovered through the use of BNSF information or an employee’s position with BNSF for personal gain. All employees, including all executive officers of the Company, are required to annually certify compliance with the Code of Conduct. Any changes in facts or circumstances involving compliance or disclosure of certain relationships require the employee to update his or her certification throughout the year. If an employee is uncertain if a conflict exists or is likely to arise, he or she can request advice on the matter through a process set forth in the Code of Conduct. A determination will be issued on the matter advising the employee whether or not a certain fact pattern would constitute an actual or apparent conflict of interest, and further advising the employee what to do in order to avoid the prohibited situation. The information produced by the Code of Conduct process, together with the Director and Officer Questionnaires certified to by each executive officer, forms the basis for the review, approval or ratification of related party transactions by executive officers.

CODES OF CONDUCT AND ETHICS	The Company has a Code of Conduct that applies to the officers and salaried employees of BNSF and its subsidiaries. Any waiver of this Code for an executive officer can only be made by the Board of Directors and will be promptly disclosed on the Company’s website. The Company also has a Code of Business Conduct and Ethics that applies to scheduled employees. These two Codes assist employees in complying with the law, in resolving ethical issues that may arise, and in complying with BNSF policies and rules. Certain officers are also subject to the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers. This Code is designed to promote, among other things, ethical handling of actual or apparent conflicts of interest; full, fair, accurate, and timely disclosure in filings with the SEC and in other public disclosures; compliance with law; and prompt internal reporting of violations of the Code.

The Board of Directors has adopted a Code of Business Conduct and Ethics for Directors that covers such areas as conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection of Company assets, and compliance with applicable laws. The Directors’ Code is intended to help directors address issues that may arise. Any waiver of this Code for a Director can only be made by the Board of Directors and will be promptly disclosed on the Company’s website.

All of these Codes are posted on the Company’s website at www.bnsf.com under the “Investors” link. The Company will provide any of these codes in print, free of charge, to shareholders upon request. All amended or restated codes will be promptly posted to the Company’s website.

BOARD STRUCTURE	The Company currently has 11 directors. Each director is elected to a one- year term.

LEAD DIRECTOR	The independent directors have established the position of Lead Director which shall be filled when the Chairman is not independent. The independent directors elected the Chairman of the Directors and Corporate Governance Committee, Edward E. Whitacre, Jr., as Lead Director. The Lead Director has the following responsibilities:

•	approving meeting agendas that have been prepared by the CEO and Chairman and assuring that there is sufficient time for discussion of all agenda items;

•	reviewing materials which will be discussed by the Board at one of its meetings (a) which are not otherwise reviewed by the Chairman of the Audit, Directors and Corporate Governance, or Compensation and Development Committees, and (b) which require Board approval or will be reviewed at an Executive Session of Non-Management Directors;

•	reviewing materials sent to the Board on a regular basis addressing industry news, analyst reports, management communications regarding financial condition of the Company or addressing current issues impacting the Company, or press releases that the Company has issued on significant matters;

•	presiding at all meetings of the Board at which the Chairman is not present, including Executive Sessions of Non-Management Directors;

•	acting as a liaison between the CEO and the independent Directors, as required; and

•	when necessary, calling meetings of the independent Directors or Executive Sessions of Non-Management Directors.

The Company’s Corporate Governance Guidelines describe in more detail the Lead Director governance structure.

IDENTIFICATION OF DIRECTOR CANDIDATES	The Company’s Corporate Governance Guidelines and the Directors and Corporate Governance Committee’s Charter give that Committee responsibility for identifying and reviewing director candidates to determine whether they qualify for and should be considered for membership on the Board.

The Committee seeks candidates from diverse business and professional backgrounds with outstanding integrity, achievements, judgment, and other skills and experience that will enhance the Board’s ability to serve the long-term interests of shareholders. Further, the Committee seeks candidates who are committed to representing the long-term interests of the shareholders. The Committee reviews candidates with the objective of assembling a slate of directors that can best fulfill the Company’s goals and promote the shareholders’ interests.

Members of the Board will be asked to submit recommendations when there is an opening or an anticipated opening for a director position. The Directors and Corporate Governance Committee may also use outside sources or third parties to find potential Board member candidates and, similarly, may use the services of outside sources or a third party to evaluate or assist in evaluating nominees brought to their attention. Should the Company use the services of a third party, it would expect to pay a fee for such services.

2006 BOARD MEETINGS AND ANNUAL MEETING	The Board met six times in 2006. Each of our Directors attended 75 percent or more of the aggregate of all meetings of the Board and of the Board committees on which he or she served, with the exception of Director Watts who attended 70 percent of such meetings. Attendance by Director Watts would have been 90 percent had he not been called to officiate at a funeral that conflicted with one meeting and had not airline delays prevented his participation at another meeting. Average attendance by all directors at Board and committee meetings was 98 percent. The Company has a policy of encouraging Board member attendance at annual meetings. Each of the 11 directors elected at the 2006 annual meeting of shareholders attended the meeting.

BOARD COMMITTEES	The Board has four standing committees: Executive, Compensation and Development, Directors and Corporate Governance, and Audit. No member of any committee is presently an employee of the Company or its subsidiaries, with the exception of Mr. Rose, who serves as Chairman of the Executive Committee. The specific responsibilities of the Compensation and Development, Directors and Corporate Governance, and Audit committees are identified in their committee charters, each of which is posted on the Company’s website at www.bnsf.com under the “Investors” link. The Company will provide a copy of each charter free of charge upon shareholder request.

Directors serve on the following committees as indicated below:

			Compensation	Directors and Corporate
Name	Executive		and Development	Governance	Audit

Alan L. Boeckmann				X	X
Donald G. Cook			X
Vilma S. Martinez	X
Marc F. Racicot				X
Roy S. Roberts	X		X *
Matthew K. Rose	X	*
Marc J. Shapiro				X	X
J.C. Watts, Jr.			X
Robert H. West	X				X	*
J. Steven Whisler					X
Edward E. Whitacre, Jr.**	X		X	X *
* Committee Chairman ** Lead Director

Executive Committee. This Committee did not meet during 2006. The Committee has all of the power and authority of the Board at times when the Board is not in session, except those powers and authority specifically reserved by Delaware law to the full Board.

Compensation and Development Committee. This Committee held four meetings during 2006. The Board has determined that all members of the Committee are independent under the NYSE listing standards and the Company’s Corporate Governance Guidelines. Each member also meets the definition of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and the definition of a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. The purpose of the Committee is to provide assistance to the Board in discharging its responsibilities relating to the compensation and development of the Chief Executive Officer and other executive officers and with respect to equity-based compensation, incentive compensation, and employee benefit plans, including:

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and, together with the other independent Directors, determining and approving the Chief Executive Officer’s compensation level based on this evaluation;

•	making recommendations to the Board regarding the compensation (other than equity compensation) of other executive officers;

•	approving the equity-based compensation of executive officers;

•	adopting, amending, terminating or recommending to the Board the adoption, amendment or termination of the Company’s equity-based plans;

•	recommending to the Board the adoption or termination of the Company’s qualified, related non-qualified and broad-based welfare employee benefit plans or recommending to the Board any significant amendments to such plans;

•	adopting, terminating, amending or recommending to the Board the adoption, termination or amendment of other compensation plans for executive officers or related executive officer arrangements to the extent provided by the terms of such plans or arrangements or to the extent required by NYSE listing standards or applicable law;

•	assisting the Board in evaluating potential candidates for executive positions and overseeing the evaluation of management, executive succession planning and management development; and

•	submitting an annual report stating that the Committee has reviewed the Compensation Discussion and Analysis prepared by management and discussed it with management and, based on the review and discussion, has recommended to the Board that it be included in the Company’s proxy statement.

The Committee may delegate authority and responsibility to one or more subcommittees or the Chief Executive Officer, except as limited by the Committee’s charter and applicable regulations.

Directors and Corporate Governance Committee. This Committee held four meetings during 2006. The Board has determined that all members of the Committee are independent under the NYSE listing standards and the Company’s Corporate Governance Guidelines. The purpose of the Committee is to provide assistance to the Board in discharging its responsibilities for ensuring the effective governance of the Company, including:

•	making recommendations to the Board regarding the appropriate size of the Board;

•	identifying individuals qualified to become members of the Board;

•	recommending to the Board the director nominees for the annual meeting of shareholders or for appointment by the Board if a vacancy occurs between annual meetings;

•	seeking to maintain the independence and high quality of the Board;

•	developing and recommending to the Board Corporate Governance Guidelines and Directors’ Code of Business Conduct and Ethics;

•	making recommendations to the Board for directors’ compensation, including equity-based director plans; and

•	overseeing the annual performance evaluation of the Board.

Audit Committee. This Committee held six meetings during 2006. The Board has determined that all members of the Committee are financially literate and that all are independent under the NYSE listing standards, SEC rules governing the qualifications of audit committee members, the Company’s Corporate Governance Guidelines, and the Audit Committee Charter. The Board has also determined that Director West, Chairman of the Audit Committee, qualifies as an “audit committee financial expert” as defined by SEC rules and has accounting or related financial management expertise as required by NYSE listing standards. No Committee member serves on the audit committees of more than three public companies.

The purpose of the Committee is to (i) appoint, retain, compensate, evaluate, and terminate the Company’s independent auditor, (ii) prepare an audit committee report as required by the SEC to be included in the Company’s proxy statement, and (iii) provide assistance to the Board in fulfilling its oversight responsibility with respect to:

•	the integrity of the financial statements of the Company;

•	the performance of the Company’s internal audit function and the independent auditor;

•	the independent auditor’s qualifications and independence; and

•	compliance by the Company with legal and regulatory requirements.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS	Non-management directors of the Board meet in executive session at least three times per year at regularly scheduled meetings. Executive sessions are chaired by the Lead Director. The non-management directors or the Board may delegate additional duties to the Lead Director as appropriate.

RETIREMENT PLANS AND POLICIES	Burlington Northern Santa Fe Directors’ Retirement Plan. The Directors’ Retirement Plan was terminated as of July 17, 2003. The Plan provided non-employee directors an annual benefit if they served as a member of the Board for ten consecutive years, attained the mandatory retirement age, or were designated by the Directors and Corporate Governance Committee as eligible for benefits. Individual participants who met the eligibility requirements of the Plan are eligible to receive annual payments for benefits accrued through July 17, 2003. Members of the Board who meet the eligibility requirements will receive an annual payment in the amount of $40,000 following departure from the Board, which was the amount of the annual retainer for services as a Board member at the time the Plan was terminated. Payment ceases upon an individual’s death. Service as a member on the board of directors of one or more of BNSF’s predecessor companies counts toward the requirement of ten consecutive years of service. An individual Board member as of July 17, 2003, who had not served as a member of the Board for a period of at least ten consecutive years as of such date and had not attained age 72 as of July 17, 2003, but who subsequently meets the eligibility requirements, will be entitled to receive a pro rata annual payment for benefits following departure from the Board.

Retirement and Other Policies. Under the Company’s Corporate Governance Guidelines, no individual may serve as a director beyond the annual meeting of shareholders on or following his or her 72nd birthday. Individual directors who change the responsibility they held when they were elected to the Board should volunteer to resign from the Board to afford the Board the opportunity, through the Directors and Corporate Governance Committee, to review the appropriateness of continued Board membership under the circumstances. The Company’s Corporate Governance Guidelines provide that when the Company’s Chief Executive Officer resigns or retires from that position, he or she should offer to resign from the Board at the same time. The Board will consider the merits of having a former Chief Executive Officer serve on the Board and will act accordingly, but no former Chief Executive Officer who serves on the Board will be considered an independent director for corporate governance purposes.

DIRECTORS’ COMPENSATION

2006 DIRECTOR COMPENSATION	The following table summarizes the compensation earned by each of the non-employee directors in 2006. No stock option awards were made to these directors in 2006. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director.

			Change in Pension
			Value and
			Nonqualified
			Deferred
	Fees Earned or Paid		Compensation
Name	in Cash(1)	Stock Awards(2)	Earnings(3)	Total

Alan L. Boeckmann	$73,000	$163,003	$79	$236,082
Donald G. Cook	$66,000	$226,130	$—	$292,130
Vilma S. Martinez	$62,000	$163,003	$1,645	$226,648
Marc F. Racicot	$67,000	$155,511	$79	$222,590
Roy S. Roberts	$79,000	$163,003	$7,168	$249,171
Marc J. Shapiro	$73,000	$163,003	$667	$236,670
J.C. Watts, Jr.	$65,000	$163,003	$0	$228,003
Robert H. West	$84,000	$163,003	$7,168	$254,171
J. Steven Whisler	$70,000	$163,003	$0	$233,003
Edward E. Whitacre, Jr.	$80,667	$163,003	$4,472	$248,142	(4)

(1)	Includes amounts deferred in accordance with the Burlington Northern Santa Fe 2005 Deferred Compensation Plan for Non-Employee Directors, as follows: Roy S. Roberts $79,000, J.C. Watts, Jr. $60,000, and J. Steven Whisler $10,000.

(2)	This column discloses the dollar amount of compensation cost recognized in 2006 in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R is further discussed under Accounting and Tax Treatment of the Compensation Discussion and Analysis section of this proxy statement. This amount includes compensation cost recognized in the 2006 financial statements with respect to the awards granted in previous fiscal years and in 2006.

On April 27, 2006, each director listed received a restricted stock unit award valued at $168,357. Director Cook received an additional award on April 27, 2006, valued at $80,170 as a one-time grant at the time he was first elected to the Board of Directors. For purposes of this paragraph, the measure of the awards is the fair value of the underlying stock on the date of grant in accordance with SFAS 123R.

Outstanding equity awards held by each director at December 31, 2006, are disclosed in the following table. Of the amounts shown in the Number of Restricted Shares or Restricted Stock Units column, 2,100 restricted stock units for each of the named directors (except Director Cook who received an additional one-time grant of 1,000 restricted stock units) who serves until the 2007 annual meeting of shareholders will be distributed as shares of unrestricted stock when the director’s term of service ends.

	Number
	of	Number of Restricted
	Stock	Shares or Restricted
	Options	Stock Units

Alan L. Boeckmann	0	8,400
Donald G. Cook	0	4,584
Vilma S. Martinez	15,000	8,400
Marc F. Racicot	0	8,400
Roy S. Roberts	9,000	8,400
Marc J. Shapiro	21,000	8,400
J.C. Watts, Jr.	0	8,400
Robert H. West	9,000	8,400
J. Steven Whisler	12,000	8,400
Edward E. Whitacre, Jr.	0	8,400

(3)	The Burlington Northern Santa Fe Directors’ Retirement Plan was terminated on July 17, 2003. However, individuals who were directors on that date will receive payments beginning upon their retirement equal to those benefits they had accrued as of that date, if they have at least ten years of Board service upon their retirement, and the amounts shown in this column represent the aggregate increases in the actuarial present value of these accumulated benefits. For J.C. Watts, Jr. and J. Steven Whisler, there were aggregate decreases of $94 and $1,069, respectively, due to discount rate changes, and so $0 is shown in the table. Donald G. Cook joined the Board in 2005 and is not eligible for a benefit.

(4)	Under the Directors’ Charitable Award Program established by a predecessor company for its directors, a $1,000,000 gift to a charity designated by Mr. Whitacre will be payable upon his death; no amounts have been accrued by the Company for this award.

CASH COMPENSATION	Non-employee directors receive an annual retainer fee of $60,000, paid in quarterly installments. The Lead Director is paid a supplemental annual retainer of $20,000. The Chairman of the Audit Committee is paid a supplemental annual retainer fee of $15,000, and each non-employee director who chairs any other Board committee is paid a supplemental annual retainer fee of $10,000. In addition, for attendance at each committee meeting or any inspection trip or similar meeting, a meeting fee of $1,000 plus expenses is paid. Expenses for attendance by spouses of directors are also paid in connection with certain meetings.

STOCK PLANS	Under the Burlington Northern Santa Fe Non-Employee Directors’ Stock Plan, each non-employee director elected to the Board of Directors at the annual meeting of shareholders receives a grant of 2,100 restricted stock units. If an individual becomes a director on a date other than the date of the annual meeting, he or she will receive a pro rata portion of this annual grant of restricted stock units for the portion of the one-year term following the date on which the individual becomes a director. There were no pro rata awards in 2006. Each non-employee director also receives a one-time grant of 1,000 restricted stock units after the annual meeting at which he or she is first elected to the Board.

Provided a director serves until the next annual meeting of shareholders after a grant is made, the restricted stock units will be distributed as shares of unrestricted stock—one share of the Company’s common stock for each restricted stock unit—upon the date the director’s term of service ends by reason of retirement, death, disability, or change in control. Directors holding restricted stock units do not have any rights of a shareholder but have the right to receive a cash payment in lieu of a dividend at such times and in such amounts as dividends are paid on the Company’s common stock.

Prior to 2004, directors were permitted to exchange up to 25 percent of their annual retainer fees for 150 percent of the value in restricted stock. The last of these restricted stock awards, held by all directors except Directors Cook and Racicot, vested on December 31, 2006. Dividends are paid on restricted stock, and the shares may be voted.

ITEM 1: ELECTION OF DIRECTORS

ANNUAL ELECTION	At the annual meeting, you and the other shareholders will elect 11 directors, each to hold office for a term of one year and until his or her successor has been elected and qualified. All incumbent directors have been nominated for re-election by the Board upon the recommendation of the Directors and Corporate Governance Committee.

The shares represented by the enclosed form of proxy will be voted for the nominees shown below unless other instructions are shown on the proxy or provided through the telephone or Internet proxy. The nominees are identified below along with certain background information. We do not expect that any of these nominees will be unavailable for election but, if such a situation should arise, the proxy will be voted in accordance with the best judgment of the named proxies unless you have directed otherwise. The time of service as a director of the Company includes prior service as a director of Burlington Northern Inc., Santa Fe Pacific Corporation, and other predecessor companies of BNSF. No nominee, other than Mr. Rose, is or has been employed by or has served as an executive officer of BNSF or its subsidiaries.

NOMINEES FOR DIRECTOR	Lead Director – Edward E. Whitacre, Jr., 65, is the Chairman and Chief Executive Officer of AT&T Inc., San Antonio, Texas (communications holding company), a position he has held since January 1990. Also a director of Anheuser-Busch Companies, Inc. and AT&T Inc. BNSF Director since 1993.

Alan L. Boeckmann, 58, is the Chairman and Chief Executive Officer (since February 2002) of Fluor Corporation, Irving, Texas (professional services holding company offering engineering, construction management and other services). Previously, President and Chief Operating Officer of Fluor Corporation from February 2001 to February 2002; and President and Chief Executive Officer of Fluor Daniel (engineering, procurement, and construction services company) from March 1999 to February 2001. Also a director of Fluor Corporation and Archer-Daniels-Midland Company. BNSF Director since 2001.

Donald G. Cook, 60, retired in June 2005 as Commander (General), Air Training and Education Command, United States Air Force, a position he had held from December 2001. Previously, Vice Commander, Air Combat Command, United States Air Force from June 1999 to December 2001. Also a director of Crane Corp. BNSF Director since 2005.

Vilma S. Martinez, 63, is a partner (since September 1982) of Munger, Tolles & Olson, LLP, Los Angeles, California (law firm). Also a director of Anheuser-Busch Companies, Inc. and Fluor Corporation. BNSF Director since 1998.

Marc F. Racicot, 58, is the Chief Executive Officer (since August 2005) of the American Insurance Association (property-casualty insurance trade organization). Previously, partner at Bracewell & Giuliani, L.L.P., Washington, D.C. (law firm) from February 2001 to August 2005; Chairman of Bush-Cheney ’04, Inc. (political organization) from July 2003 to November 2004; Chairman of Republican National Committee (political organization) from January 2002 to July 2003; and Governor of the State of Montana from 1993 to

2001. Also a director of Allied Capital Corporation and Massachusetts Mutual Life Insurance Company. BNSF Director since 2001.

Roy S. Roberts, 67, is the Managing Director (since September 2000) of Reliant Equity Investors, L.L.C., Chicago, Illinois (private equity firm); and retired Group Vice President, North American Vehicle Sales, Service and Marketing of General Motors Corporation, Detroit, Michigan (manufacturer of motor vehicles) since April 2000, a position he had held since July 1999. Also a director of Abbott Laboratories. BNSF Director since 1993.

Matthew K. Rose, 47, is the Chairman, President and Chief Executive Officer (since March 2002) of Burlington Northern Santa Fe Corporation, Fort Worth, Texas. Also, Chairman, President and Chief Executive Officer of the Company’s subsidiary, BNSF Railway Company. Previously, President and Chief Executive Officer of Burlington Northern Santa Fe Corporation from December 2000 to March 2002; and President and Chief Operating Officer from June 1999 to December 2000. Also a director of AMR Corporation and Centex Corporation. BNSF Director since 2000.

Marc J. Shapiro, 59, retired in September 2003 as Vice Chairman for Finance, Risk Management and Administration of JPMorgan Chase & Co., New York, New York (bank holding company), a position he had held since 1997. Currently, consultant to JPMorgan Chase & Co. as a non-executive chairman of its Texas operations. Also a director of Kimberly-Clark Corporation and The Mexico Fund, Inc. and a trustee of Weingarten Realty Investors. BNSF Director since 1995.

J.C. Watts, Jr., 49, is the Chairman (since January 2003) of J.C. Watts Companies L.L.C., J.C. Watts Enterprises, Inc., and Watts Consulting Group, Inc., Washington, D.C. (communications, public affairs, multi-industry government and corporate consulting business). Previously, member of Congress (R-4th Dist.-Okla.) from January 1995 to January 2003, and Chairman of House Republican Conference from 1999 to 2003. Also a director of Dillards, Inc., Terex Corporation and Clear Channel Communications Inc. BNSF Director since 2003.

Robert H. West, 68, retired as Chairman in July 1999 of Butler Manufacturing Company, Kansas City, Missouri (manufacturer of pre-engineered building systems and specialty components) and is the former Chairman and Chief Executive Officer of Butler Manufacturing Company. Also a director of Commerce Bancshares, Inc. and Great Plains Energy Incorporated. BNSF Director since 1980.

J. Steven Whisler, 52, is the Chairman and Chief Executive Officer (since November 2003) of Phelps Dodge Corporation, Phoenix, Arizona (mining and manufacturing company). Previously, Chairman, President and Chief Executive Officer of Phelps Dodge Corporation from May 2000 to October 2003, and President and Chief Executive Officer of Phelps Dodge Corporation from January 2000 to May 2000. Also a director of Phelps Dodge Corporation and US Airways Group, Inc. and its principal subsidiaries, America West Airlines, Inc. and US Airways, Inc. BNSF Director since 1995.

     The Board of Directors recommends a vote FOR all of the above nominees.

ITEM 2: APPOINTMENT OF INDEPENDENT AUDITOR

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR	PricewaterhouseCoopers LLP served as the independent auditor (independent registered public accounting firm) for the Company and its wholly owned subsidiary BNSF Railway Company for 2006. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

At its January 2007 meeting, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP as the Company’s independent auditor for 2007. PricewaterhouseCoopers LLP has begun certain work related to the 2007 audit as approved by the Audit Committee. Information on independent auditor fees for the last two fiscal years is set forth below.

Although NYSE listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent auditor, the Company is providing shareholders with the means to express their views on this issue. Although this vote cannot be binding, in the event the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.
The members of the Audit Committee and the Board of Directors unanimously recommend a vote
FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2007.

INDEPENDENT AUDITOR FEES	The fees incurred by Burlington Northern Santa Fe Corporation, including its majority-owned subsidiaries, for services provided by PricewaterhouseCoopers LLP, the independent auditor, in 2006 and 2005 are set forth below.

	Twelve Months
	Ended
	December 31,

	2006	2005

	(in thousands)
Audit Fees	$2,486	$2,254
Audit-Related Fees	12	198
Tax Fees	70	85

Total	$2,568	$2,537

Audit-Related Fees. Audit-related fees consist of professional services related to benefit plans. In 2006, BNSF transitioned benefit plan audit services from PricewaterhouseCoopers LLP to another audit firm.

Tax Fees. Tax fees consist of professional services for tax compliance and tax planning for specific transactions or potential transactions of the Company.

PRE-APPROVAL POLICIES AND PROCEDURES	The Audit Committee or its Chairman pre-approves all fees and services provided by the independent auditor, subject to the exceptions for non-audit services described in the Securities Exchange Act of 1934 and rules and regulations thereunder. During 2006 and 2005, all fees incurred were pre-approved.

AUDIT COMMITTEE REPORT	This report is submitted by the Audit Committee of the Board of Directors.

The Board of Directors pursues its responsibility for oversight of the Company’s financial reporting process through the Audit Committee. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are independent and financially literate and that at least one member has accounting or related financial management expertise as required by the applicable listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a charter adopted by the Board, as amended and restated in February 2007, a copy of which is posted on the Company’s website at www.bnsf.com. The Audit Committee and the Board annually review and assess the adequacy of the charter.

As set forth in the charter, management bears the fundamental responsibility for the Company’s financial statements and related disclosures, as well as the maintenance of appropriate accounting and financial reporting principles and practices, and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Committee is responsible for oversight of these roles of management as well as for the appointment, retention, compensation, evaluation, and termination of the Company’s independent auditor, including pre-approval of all audit services and the fees and terms thereof. The Audit Committee is also responsible for the preparation of an audit committee report to be included in the Company’s annual proxy statement. The Audit Committee meets regularly with the independent auditor, management, and the Company’s internal auditors. The independent auditor and the Company’s internal auditors have direct access to the Audit Committee, with and without the presence of management representatives, to discuss the scope and results of their work and their comments on the adequacy of internal accounting controls and the quality of financial reporting.

In performing our oversight function, we have reviewed and discussed the audited financial statements with management and the Company’s independent auditor for 2006, PricewaterhouseCoopers LLP. We have also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statements on Auditing Standards No. 61 (Communication with Audit Committees) and No. 90 (Audit Committee Communications). In addition, we have received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and management. We have considered whether the non-audit services provided by PricewaterhouseCoopers LLP are compatible with their independence.

Based on our review and the discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

Audit Committee: Robert H. West, Chairman Alan L. Boeckmann Marc J. Shapiro J. Steven Whisler

STOCK OWNERSHIP IN THE COMPANY

CERTAIN BENEFICIAL OWNERS	To the best of the Company’s knowledge, the following are the only persons who own beneficially 5 percent or more of its common stock outstanding (based on Schedule 13G reports filed with the SEC for shares beneficially owned as of December 30, 2006).

Shares Held
and Nature of
Name and Address of Beneficial	Beneficial
Owner	Ownership	Percentage

Marsico Capital Management, LLC	32,040,240(1)	8.9%(1)
1200 17th Street, Suite 1600 Denver, Colorado 80202
UBS AG	23,297,795(2)	6.5%(2)
Bahnhofstrasse 45 PO Box CH-8021 Zurich, Switzerland
FMR Corp.	21,890,915(3)	6.094%(3)
82 Devonshire Street Boston, MA 02109

(1)	A report on Schedule 13G, dated February 13, 2007, by Marsico Capital Management, LLC disclosed that it had sole power to vote or direct the vote of 26,480,183 shares and the sole power to dispose or to direct the disposition of 32,040,240 shares.

(2)	A report on Schedule 13G/A, dated February 16, 2007, by UBS AG, discloses that it had sole power to vote or direct the vote of 19,065,025 shares and the shared power to dispose or to direct the disposition of 23,297,795 shares. These shares are beneficially owned through the UBS Global Asset Management business group of UBS AG, USB Global Asset Management (Americas) Inc., UBS Global Asset Management (US) Inc., UBS Global Asset Management Trust Company, UBS Global Asset Management International Limited, UBS Global Asset Management (Canada) Co., UBS International, Inc., UBS Global Asset Management (Australia) Ltd., UBS Global Asset Management (Hong Kong) Limited, UBS (Trust & Banking) Limited, UBS Global Asset Management (Japan) Ltd., UBS Global Asset Management (Singapore) Ltd., UBS Global Asset Management (Taiwan) Ltd., UBS Global Asset Management (France) SA, UBS Global Asset Management (Deutschland) GmbH, UBS Global Asset Management (Italia) Sim Spa, UBS Espana S.A., UBS Global Asset Management (UK) Ltd.

(3)	A report on Schedule 13G/A, dated February 14, 2007, by FMR Corp. and Edward C. Johnson 3d, FMR Corp.’s Chairman, discloses that they had sole power to vote or direct the vote of 876,415 shares, and the sole power to dispose or to direct the disposition of 21,809,915 shares. These shares are beneficially owned through Fidelity Management and Research Company (20,950,100 shares, or 5.832%), Fidelity Management Trust Company, Strategic Advisers, Inc., Pyramis Global Advisors, LLC, and Pyramis Global Advisors Trust Company, wholly owned subsidiaries of FMR Corp., and Fidelity International Limited, a partnership controlled by the Johnson family.

Transactions with the Company. The only transactions since the beginning of 2006, between the Company and its subsidiaries and holders of 5% or more of its stock of which the Company is aware are as follows.

USB Global Asset Management is a subsidiary of UBS AG. UBS Realty Investors LLC, a subsidiary of UBS Global Asset Management, is a real estate manager for a portion of the pension plan assets in the Burlington Northern Santa Fe Master Retirement Plan. During 2006, the Company paid approximately $1,040,000 for these services. In addition, UBS Global Asset Management manages the Canadian pension plan assets of the Company. During 2006, the Company paid approximately $40,000 for these services.

OWNERSHIP OF MANAGEMENT	The following table shows, as of February 28, 2007, the number of shares of Company common stock beneficially owned by directors, the executive officers named in the Summary Compensation Table, and all directors and executive officers of the Company as a group, with sole voting and investment power unless otherwise indicated. No individual director or executive officer owned more than 1.0 percent of the outstanding common stock as of that date. Directors and executive officers as a group owned approximately 1.0 percent of outstanding shares.

Name of Beneficial Owner	Position	Ownership

Alan L. Boeckmann (1)	Director	9,675
Donald G. Cook (1)	Director	4,604
Vilma S. Martinez (1)(2)	Director	27,205
Marc F. Racicot (1)	Director	8,400
Roy S. Roberts (1)	Director	22,945
Matthew K. Rose (3)	Chairman, President and Chief Executive Officer, Director	1,887,831
Marc J. Shapiro (1)	Director	36,451
J.C. Watts, Jr. (1)	Director	9,097
Robert H. West (1)	Director	22,021
J. Steven Whisler (1)(4)	Director	26,234
Edward E. Whitacre, Jr. (1)	Director	18,064
Thomas N. Hund (3)	Executive Vice President and Chief Financial Officer	686,044
Carl R. Ice (3)	Executive Vice President and Chief Operations Officer	338,728
John P. Lanigan, Jr. (3)	Executive Vice President and Chief Marketing Officer	149,993
Jeffrey R. Moreland (3)	Executive Vice President Public Affairs	464,329
Directors and Executive Officers as a Group (18 persons) (1)(2)(3)(4)		3,800,872

(1)	The amounts reported include shares of restricted stock and restricted stock units issued under the Non-Employee Directors’ Stock Plan as follows: 8,400 for each of Directors Boeckmann, Martinez, Racicot, Roberts, Shapiro, Watts, West, Whisler and Whitacre; 4,584 for Director Cook; and 80,184 for all non-employee directors as a group.

The amounts reported include shares which may be acquired through presently exercisable stock options and stock options which will become exercisable within 60 days of February 28, 2007, under the Non-Employee Directors’ Stock Plan (or a predecessor plan) as follows: 15,000 for Director Martinez; 9,000 for Director

Roberts; 21,000 for Director Shapiro; 9,000 for Director West; 12,000 for Director Whisler; and 66,000 for all non-employee directors as a group.

In addition to the shares reported, certain directors held phantom stock units payable in cash under the Deferred Compensation Plan for Directors, as follows: 3,967 for Director Roberts; 11,440 for Director Whisler; and 15,407 for all non-employee directors as a group.

(2)	Includes 473 shares that Director Martinez holds through a retirement plan.

(3)	The amounts reported include shares of restricted stock and restricted stock units held by executive officers as follows: 411,331 for Mr. Rose; 53,850 for Mr. Ice; 105,659 for Mr. Lanigan; 79,275 for Mr. Hund; 141,435 for Mr. Moreland; and 816,202 for all executive officers as a group, and also include restricted stock units payable in stock held by executive officers pursuant to the Burlington Northern Santa Fe Senior Management Stock Deferral Plan as follows: 114,213 for Mr. Rose; 14,147 for Mr. Hund; 117,035 for Mr. Moreland; and 250,562 for all executive officers as a group.

The amounts reported include shares which may be acquired through presently exercisable stock options and stock options which will become exercisable within 60 days of February 28, 2007, as follows: 1,410,416 for Mr. Rose; 219,714 for Mr. Ice; 44,334 for Mr. Lanigan; 450,469 for Mr. Hund; 214,507 for Mr. Moreland; and 2,384,980 for all executive officers as a group.

The amounts reported include share equivalents credited under the Investment and Retirement Plan, a 401(k) plan, as follows: 1,443 for Mr. Rose; and 4,629 for all executive officers as a group.

(4)	Includes 4,994 shares in which Director Whisler shares voting and investment power as co-trustee and co-beneficiary of a family revocable trust.

COMPENSATION DISCUSSION AND ANALYSIS

BNSF VISION	The Company’s vision is to realize its tremendous potential by providing transportation services that consistently meet our customers’ expectations. The Company’s executive officer compensation programs help the Company realize its vision and support its business strategies.

OBJECTIVES	The Company believes that having talented, motivated and high-performing employees is vital to the Company’s success. To achieve this result, the Company has adopted several key objectives to serve as the foundation for the compensation programs for its officers listed in the 2006 Summary Compensation Table (named executive officers):

•	encouraging strong operating and financial performance that will maximize the long-term value of the Company’s operations;

•	creating a shared sense of direction, ownership, and commitment that will reward the named executive officers for long-term growth in the value of the Company’s stock and align their interests with those of the shareholders;

•	focusing the named executive officers on the market performance of the Company’s stock by encouraging equity holdings, thus enabling named executive officers to realize gains if the Company attains its performance objectives;

•	attracting and retaining named executive officers by providing competitive opportunities; and

•	emphasizing performance-based compensation—“pay at risk”—through both cash and equity-based incentives that, in turn, provide greater rewards for stronger performance of the individual and the business, and achievement of the Company’s long-term strategic objectives.

COMPETITIVE COMPENSATION MARKET TARGETS	The market for assessing the competitiveness of compensation for named executive officers consists of companies from general industry (excluding the financial industry) with revenue comparable to the Company. This comparison group includes some companies from within the transportation industry. However, the Company’s most direct competitors for named executive officer talent are not limited to companies in the transportation industry. Comparison group data are independently collected and provided by up to three compensation consulting firms for each position. For the chief executive officer position, the comparison group includes approximately 70 companies.

For each named executive officer, targets for base salary and total annual cash compensation (base salary plus the annual cash incentives paid if the Company’s performance goals and objectives are met) are set at or near the 50th percentile of the comparison group. The total direct compensation target (total annual cash compensation plus non-cash long-term incentives paid if the Company’s performance goals and objectives are met) is set at or near the 60th percentile of the comparison group. Total annual cash compensation and total direct compensation may be greater or less than the respective targeted percentiles, depending on individual performance and the level of achievement relative to the Company’s performance goals.

To achieve the objectives and competitive compensation market targets described above, the Company uses a combination of base salaries, annual performance-based cash awards, and long-term incentives consisting of stock options, time- and performance-based restricted stock units, performance stock, and stock ownership goals.

The Compensation and Development Committee of the Board of Directors (Compensation Committee) hired the executive compensation firm, Hewitt Associates, LLC, to assist it in assessing and determining appropriate recommended compensation for the Company’s named executive officers based on pay and other compensation trends at comparison group companies. The Compensation Committee has sole authority to approve the firm’s fees and other retention terms in connection with these services. To promote consistency and efficiency, the same firm provides executive compensation information and advice to the Company’s management. The firm also provides services to the Company’s management related to non-executive compensation and other human resources activities.

CASH COMPENSATION	Base Salaries. On an annual basis, the salaries of all named executive officers are reviewed and adjusted as appropriate. Various factors are considered in recommending the salaries of individual named executive officers, including job responsibilities, accountability, performance, and comparison group data. Salaries earned by named executive officers in 2006 are reflected in the 2006 Summary Compensation Table later in this proxy statement.

In December 2006, the Compensation Committee recommended, and the independent directors of the Board subsequently approved, a 3.2 percent increase in Mr. Rose’s salary, effective February 1, 2007. Also in December 2006, after discussion with Mr. Rose, the Compensation Committee recommended, and the Board of Directors subsequently approved, a 3.5 percent increase in salary for of each of the named executive officers other than Mr. Rose, effective February 1, 2007. These new salaries are: for Mr. Rose, $1,135,000; for Mr. Hund, $504,800; for Mr. Ice, $554,300; for Mr. Lanigan, $533,000; and for Mr. Moreland, $485,100.

Incentive Compensation Plan. Named executive officers are eligible for annual performance-based cash awards under the Company’s Incentive Compensation Plan (ICP), as are all salaried employees.

For 2006, the Compensation Committee designated the ICP awards to be granted to named executive officers as Performance-Based Compensation and established cash flow (from operations) as the performance measure. Under the ICP, each such performance-based award to a named executive officer was conditioned on achievement of this performance measure. The Compensation Committee decided that if the performance measure was met, it would then consider performance against the Company’s 2006 annual corporate goals and objectives, which serve as the ICP goals for all other salaried employees, as factors that would be considered in determining the actual ICP awards made to the named executive officers.

The Compensation Committee annually sets target cash ICP award levels for all named executive officers. The target ICP award levels established for the named executive officers for 2006 were: for Mr. Rose, $1,347,700; for Mr. Hund, $398,000; for Mr. Ice,

$439,000; for Mr. Lanigan, $423,000; and for Mr. Moreland, $357,000. Consistent with the amended and restated ICP approved by shareholders at the 2006 annual meeting, achievement of a performance-based measure would permit an award payment of no more than $5 million to a named executive officer. Various factors are considered in recommending the target ICP award levels for individual named executive officers, including job responsibilities, accountability, and comparison group data. Since actual ICP awards are designed to vary with Company performance, and so may be higher or lower than the target ICP award levels, prior years’ actual ICP awards are not used as a factor in establishing target or award levels for this or other compensation components.

The 2006 goal level of performance for cash flow (from operations), which was established at $1.5 billion, was exceeded. Based on this performance measure and the Company’s performance against the 2006 annual corporate goals and objectives, the Compensation Committee determined in its discretion that each named executive officer’s 2006 ICP award should be 163 percent of such individual’s target award. This percentage was based on achievement against the Company’s goals and objectives for (1) earnings per share (from continuing operations), weighted at 55 percent of the corporate goals and objectives, with a target of $4.53 and actual performance of $5.10; (2) velocity, with 6 components weighted at 5 percent each (locomotive, agricultural-car and merchandise-car miles per day per active road fleet; coal cycle index; and intermodal stack and trailer transit days), an overall target of 3.89 percent improvement over 2005 levels, and actual overall improvement of 1.75 percent; and (3) safety, weighted at 5 percent for personal injuries and 10 percent for lost and restricted time, with targets at 8.33 and 8.91 percent improvement over 2005 levels, respectively, and actual results of (6.82) and 20.17 percent, respectively. ICP awards earned by named executive officers in 2006 are reflected in the Non-Equity Incentive Plan Compensation column in the 2006 Summary Compensation Table later in this proxy statement.

In December 2006, the Compensation Committee recommended, and the independent directors on the Board subsequently approved, a 3 percent increase in Mr. Rose’s target ICP award level for 2007. Also in December 2006, after discussion with Mr. Rose, the Compensation Committee recommended, and the Board subsequently approved, a 3 percent increase in the target ICP award levels for each of the named executive officers other than Mr. Rose. The target cash ICP award levels established for the named executive officers for 2007 are: for Mr. Rose, $1,388,000; for Mr. Hund, $410,000; for Mr. Ice, $452,000; for Mr. Lanigan, $436,000; and for Mr. Moreland, $368,000.

The Company has not established a formal policy regarding the adjustment or recovery of awards or payments if the relevant Company performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

LONG-TERM INCENTIVE COMPENSATION	On an annual basis, all named executive officers are awarded stock-based long-term incentive compensation under the Company’s 1999 Stock Incentive Plan (Stock Plan). In addition to serving as a key component of the named executive officers’ total direct compensation, these awards are designed to encourage ownership in the

Company and to align the interests of named executive officers with those of shareholders. To further facilitate that ownership, the Company has established stock ownership goals for each named executive officer. The equity grants and the ownership guidelines support the Company’s compensation objectives and encourage named executive officers to focus on the types and levels of performance that lead to increased stock price and improved shareholder returns.

Various factors are considered in determining the target long-term incentive award levels for individual named executive officers, including job responsibilities, accountability, performance, comparison group data, stock price, and the value of prior years’ long-term incentive awards on the dates of grant. Since actual long-term incentive award gains are designed to vary with Company performance, and so may be higher or lower than the target long-term incentive award levels, prior years’ realized or unrealized long-term incentive award gains are not used as a factor in establishing target or award levels for this or other compensation components.

On April 19, 2006, the Compensation Committee approved awards for Mr. Rose. Also on that date, after discussion with Mr. Rose, the Committee approved awards for each of the other named executive officers. Following the practice established in 2001, the effective date of all these grants was April 27, 2006, two business days after the release of first-quarter 2006 earnings, so that the market value of the Company’s common stock would reflect the most recently available financial information. Awards to named executive officers in 2006 are reflected in the 2006 Grants of Plan-Based Awards table in this proxy statement.

The Compensation Committee decides annually the mix of long-term incentives, based on the Company’s objectives. For 2006, the Company utilized a mix of long-term incentive vehicles which each focus on a specific objective of the Company: stock options, which focus on stock price appreciation; performance-based restricted stock units (RSUs) and performance stock, which focus on improvement in a key performance measure, return on invested capital (ROIC); and time-based RSUs, which focus on employee retention.

The value of these awards was divided into approximately one-half stock options and one-half RSUs, split evenly between time- and performance-based RSUs. The number of performance-based RSUs that will vest will be based on achievement against the threshold and targeted ROIC levels, and no performance-based RSUs will vest if performance is below the threshold ROIC level. In the event that performance exceeds the high level of ROIC achievement required for performance-based RSU awards to vest at the targeted level, additional shares of stock, which are referred to as performance stock, will vest in recognition of and proportional to that extraordinary achievement. The actual number of stock options and time-based RSUs, and the actual number of performance-based RSUs and shares of performance stock, awarded to the named executive officers are detailed in the 2006 Grants of Plan-Based Awards table in this proxy statement.

Stock options cannot be issued with an exercise price below the fair market value of the Company common stock on the date of grant, defined in the Stock Plan as being the mean between the high and low quoted sales prices on the date of grant, thus ensuring that recipients will benefit only when the price of the Company’s stock appreciates. Stock options granted effective April 27, 2006, have an exercise price of $80.17, and vest pro rata over three years. Stock options granted prior to February 28, 2005, to named executive officers generally included a reload feature designed to further the Company’s stock ownership objectives by allowing named executive officers to exercise their options using previously acquired shares of the Company’s common stock and obtain a grant of options in the amount of the shares used for the exercise. Reload grants vest in six months but expire under the terms of the original option grant. No stock options granted on or after February 28, 2005, include a reload feature.

RSUs and performance stock awarded effective April 27, 2006, vest in three years, with awards of performance-based RSUs and performance stock also contingent on achievement of Company performance goals, as described in the 2006 Grants of Plan-Based Awards table in this proxy statement. Named executive officers holding RSUs, or who are awarded performance stock, do not have any rights of a shareholder, but those holding RSUs have the right to receive a cash payment equivalent to regular dividends at such times and in such amounts as they are paid on the Company’s common stock. Prior to 2005, the Company also made periodic grants of time- and performance-based restricted stock. Dividends are paid on restricted stock, and the shares may be voted. Dividends and equivalent payments earned by named executive officers in 2006 are detailed in footnote 6 to the 2006 Summary Compensation Table in this proxy statement.

Stock Ownership Goals. A commitment to significant stock ownership on the part of the Company’s management is an important element in aligning the interests of named executive officers with those of shareholders. The stock ownership guidelines are:

2006 Stock
Ownership Goals
(as a Multiple of
Named Executive Officer Level	Base Salary)

Chairman, President and Chief Executive Officer	5 × Base Salary
Executive Vice Presidents	3 × Base Salary

Each named executive officer covered by the goals must accumulate the required ownership levels. In addition to shares held outright by the named executive officer or a dependent, shares which count towards ownership goals include those held in the Company’s defined contribution plans, as well as restricted stock and restricted stock units. A newly appointed named executive officer may progressively meet his or her ownership goal over a period equal to three years for every additional multiple of base salary. The Compensation Committee monitors total stock holdings on an annual basis. All named executive officers met their respective 2006 ownership goals.

Under the Company’s insider trading policies, directors, executive officers and employees are prohibited from engaging in hedging transactions with respect to Company securities.

TRIGGERING EVENTS FOR POST-EMPLOYMENT AGREEMENTS	Under individual change-in-control letter agreements held by the named executive officers on December 31, 2006, all unvested stock awards granted on or before September 21, 2006, vest upon a change in control. To retain named executive officers during times of uncertainty, all other benefits under the agreements are payable only upon a change in control and a qualifying termination as described in the Other Potential Post-Employment Payments section in this proxy statement.

USE OF CORPORATE AIRCRAFT	Mr. Rose is permitted to use aircraft owned or leased by the Company for his personal travel, and that of his family members flying with him. Although the Committee believes that this is in the best interests of the Company because it permits him to minimize and more efficiently utilize his travel time and to protect the confidentiality of his travel and the Company’s business, the incremental cost to the Company is treated as compensation to Mr. Rose. No payments are made on behalf of Mr. Rose to cover the resulting out-of-pocket tax costs to him. In addition, when Mr. Rose or other named executive officers travel on Company aircraft for business purposes, their family members may also travel to or from the same destination if there is also a business purpose for the family members’ travel. Any incremental costs of such travel by family members is treated as compensation to the named executive officers, and payments are made on behalf of the named executive officers to cover any tax on income attributed to the named executive officers for the value of the travel. Use of the corporate aircraft by Mr. Rose or the named executive officers that is considered to be a perquisite is detailed in footnote 6 to the 2006 Summary Compensation Table in this proxy statement.

ACCOUNTING AND TAX TREATMENTS	Section 162(m). Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its most highly compensated executive officers. However, performance-based compensation that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals.

While the tax impact of any compensation arrangement is one factor to be considered, this impact is evaluated by the Compensation Committee in light of the Company’s overall compensation philosophy and objectives. The Company’s Stock Plan permits the grant of certain stock awards that meet the requirements of Section 162(m) of the Code and, hence, would allow the Company to take federal income tax deductions for compensation expense. In addition, the Company’s ICP permits awards to meet the requirements of Section 162(m). However, the Compensation Committee believes there are circumstances in which the Company’s and shareholders’ interests may be best served by providing compensation that is not fully deductible and that its ability to exercise discretion outweighs the advantages of qualifying compensation under Section 162(m).

SFAS No. 123R. The Company adopted SFAS 123R on January 1, 2006. This statement requires BNSF to recognize the cost of employee services received in exchange for the Company’s equity instruments (e.g., stock options). Under SFAS 123R, BNSF is required to record compensation expense over an award’s vesting period based on the award’s fair value at the date of grant. BNSF elected to adopt SFAS 123R on a modified prospective basis; accordingly, the financial statements for periods prior to January 1, 2006, did not include compensation calculated under the fair value method. The Company uses the Black-Scholes option-pricing model to calculate the fair value of each option award on its date of grant.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT
ON 2006 EXECUTIVE COMPENSATION

This report is submitted by the Compensation and Development Committee of the Board of Directors.

The Compensation and Development Committee has reviewed the Compensation Discussion and Analysis prepared by management and discussed it with management and, based on the review and discussion, has recommended to the Board that it be included in this proxy statement.

Compensation and Development Committee: Roy S. Roberts, Chairman Donald G. Cook J.C. Watts, Jr. Edward E. Whitacre, Jr.

EXECUTIVE COMPENSATION

2006 SUMMARY COMPENSATION TABLE	The following table summarizes the compensation earned by the Chief Executive Officer, the Chief Financial Officer and each of the other three most highly compensated executive officers in 2006 (named executive officers).

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
Name and			Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary(1)	Awards(2)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total

Matthew K. Rose	2006	$1,100,000	$5,895,455	$2,635,196	$2,196,751	$1,346,995	$192,356	$13,366,753
Chairman, President and
Chief Executive Officer
Thomas N. Hund	2006	$485,925	$1,181,193	$1,113,443	$648,740	$356,723	$67,348	$3,853,372
Executive Vice President and
Chief Financial Officer
Carl R. Ice	2006	$533,650	$1,234,055	$1,346,248	$715,570	$374,513	$68,966	$4,273,002
Executive Vice President and
Chief Operations Officer
John P. Lanigan, Jr.	2006	$513,125	$1,552,367	$451,876	$689,490	$58,291	$63,558	$3,328,707
Executive Vice President and
Chief Marketing Officer
Jeffrey R. Moreland	2006	$466,988	$721,460	$2,374,549	$581,910	$567,801	$141,516	$4,854,224
Executive Vice President
Public Affairs

(1)	Named executive officers were permitted under the Salary Exchange Option Program to elect to exchange up to 25% of their base salaries each year for grants of 450 non-qualified stock options for each $1,000 of base salary exchanged. Elections could cover up to three consecutive years at one time, with the grant date being the first day of the year (or of the multiple-year period) for which salary was to be exchanged. Salaries exchanged for stock options under this program are included in the amounts shown in the Salary column, although the stock options obtained thereby were also included in the Option Awards column in the years in which the grants were made, along with other grants made during the respective years. No new elections are permitted after February 28, 2005, and no exchanges are permitted after 2007. For 2006, $45,000 of Mr. Hund’s salary was exchanged for 20,250 options granted on January 1, 2005, based upon his December 2004 election under this program. These options have an exercise price of $47.18 and a grant date market value of $236,318, of which the portion shown in footnote 3 to this Summary Compensation Table is included in the Option Awards column above, as computed in accordance with SFAS 123R. The closing price was $47.31 on December 31, 2004, and $46.60 on January 3, 2005, the first day of trading following the grant date.

(2)	This column includes time- and performance-based restricted stock units and performance stock, as shown in the following table. Time-based restricted stock units vest in three years or longer, subject to continued employment. This column discloses the dollar amount of compensation cost recognized in 2006 in accordance with SFAS 123R. Compensation cost includes both the amounts recorded as compensation expense in the income statement for the fiscal year as well as any amounts earned by an executive that have been capitalized on the balance sheet for the fiscal year. This amount includes compensation cost recognized in the 2006 financial statements with respect to awards granted in previous fiscal years and in 2006. These awards are valued at the fair value of the underlying stock on the date of grant in accordance with SFAS 123R. A portion of the awards is performance-based restricted stock units and performance stock which vests at the end of three years, subject to achievement of return on invested capital goals and continued employment. The table below shows the SFAS 123R expense of regular annual time-based restricted stock/unit grants, regular annual performance-based restricted stock/unit and performance stock grants, special time-based restricted stock grants, and Incentive Bonus Stock Program (IBSP) grants. Mr. Ice received a special retention grant of 16,000 shares on April 19, 2004, and Mr. Lanigan received a special employment grant of 25,000 shares on January 15, 2003; both grants vest 5 years from their respective date of grant, contingent on continued employment. IBSP grants consist of restricted stock granted in exchange for all or a portion of non-equity incentive plan awards. Non-equity incentive plan awards for years prior to 2005 were exchangeable for 150% of the value in restricted stock and non-equity incentive plan awards earned in 2005 were exchangeable for 135% of the value in restricted stock. No new IBSP elections could be made after September 14, 2005. Additional detail regarding the 2006 awards is provided in the 2006 Grants of Plan-Based Awards table in this proxy statement.

		Regular Annual
		Performance-Based
	Regular Annual Time-	Restricted Stock/Units	Special Time-Based	Incentive Bonus
	Based Restricted	and Performance Stock	Restricted Stock/Unit	Stock Program
Name	Stock/Unit Grants	Grants	Grants	Grants

Matthew K. Rose	$2,140,452	$3,033,055	$—	$721,948
Thomas N. Hund	$391,743	$559,238	$—	$230,212
Carl R. Ice	$461,617	$638,069	$104,647	$29,722
John P. Lanigan, Jr.	$443,467	$621,953	$132,802	$354,145
Jeffrey R. Moreland	$299,441	$418,917	$—	$3,102

(3)	This column discloses the dollar amount of compensation cost recognized in 2006 in accordance with SFAS 123R. Compensation cost includes both the amounts recorded as compensation expense in the income statement for 2006 as well as any amounts earned by an executive that have been capitalized on the balance sheet for the fiscal year. This amount includes compensation cost recognized in the 2006 financial statements with respect to awards granted in previous fiscal years and in 2006. The weighted average assumptions used to value the underlying stock options were:

Weighted average expected life (years)	4.6
Weighted average expected volatility	26.5%
Weighted average dividend per share	$0.67
Weighted average risk free interest rate	3.81%

As described in the Compensation Discussion and Analysis section of this proxy statement, stock options granted prior to February 28, 2005, to named executive officers generally included a reload feature. Reload grants vest in six months but expire under the terms of the original option grant. No stock options granted on or after February 28, 2005, include a reload feature. The table below shows the 2006 SFAS 123R expense of annual stock option grants, reload grants and, as described in footnote 1 to this Summary Compensation Table, Salary Exchange Option Program grants. Additional detail regarding the 2006 awards is provided in the 2006 Grants of Plan-Based Awards table in this proxy statement.

			Salary
	Regular Annual	Reload	Exchange
	Stock Option	Option	Option
Name	Grants	Grants	Program Grants

Matthew K. Rose	$2,333,820	$301,376	$—
Thomas N. Hund	$409,624	$460,676	$243,143
Carl R. Ice	$480,445	$865,634	$169
John P. Lanigan, Jr.	$451,876	$—	$—
Jeffrey R. Moreland	$320,561	$2,053,825	$163

(4)	The non-equity incentive plan compensation awards were paid pursuant to the annual Incentive Compensation Plan described in the Compensation Discussion and Analysis section in this proxy statement.

(5)	Represents the aggregate increase in the actuarial present value of the accumulated benefit under all of the Company’s defined benefit plans and, for Mr. Rose, $166 of deferred compensation earnings as described below. Earnings on deferrals of compensation pursuant to the Burlington Northern Santa Fe Senior Management Stock Deferral Plan (frozen as of December 31, 2004) and the Burlington Northern Santa Fe Supplemental Investment and Retirement Plan (SIRP) are not “preferential” or “above market” as defined by SEC rules and thus are not included in this table, except for a sub-account for Mr. Rose in the SIRP which earned $166 above 120% of the applicable 2006 long-term federal rate with compounding as prescribed under Section 1274(d) of the Internal Revenue Code.

(6)	As detailed in the table below, All Other Compensation includes:

•	Perquisites and other personal benefits, including Company-provided, or reimbursement up to $9,500 for, financial counseling; annual executive physicals; certain travel by spouses of named executive officers for business purposes at the Company’s request; and, for Mr. Rose, use of aircraft owned or leased by the

Company for his personal travel, and that of his family members flying with him (as described in the Compensation Discussion and Analysis section of this proxy statement). The value of the use of Company owned or leased aircraft is calculated based on the incremental operating costs to the Company, including fuel costs, mileage, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing and ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, any lease costs of the Company aircraft and the cost of maintenance not related to trips are excluded. Expenses for spousal travel include incremental expenses paid or reimbursed by the Company.

•	Tax reimbursements for the payment of taxes in connection with use of the Company’s corporate aircraft by family members of named executive officers for business purposes, as described in the Compensation Discussion and Analysis section of this proxy statement.

•	Insurance premiums for Mr. Moreland. The BNSF Estate Enhancement Program allowed Mr. Moreland to irrevocably forego a portion of cash compensation to enable the purchase of life insurance coverage on him and his spouse pursuant to a collateral assignment, split-dollar arrangement with BNSF. This program was terminated effective September 1, 2003. Mr. Moreland had been a participant in the program, and the agreement he had entered into prior to September 1, 2003, continues to be administered as if the program had not been terminated.

•	Company matching contributions to the Burlington Northern Santa Fe Investment and Retirement (401(k)) Plan and the Burlington Northern Santa Fe Supplemental Investment and Retirement Plan.

	Perquisites and
	Other Personal Benefits
						Registrant
			Personal			Contributions to
			and			Defined
	Financial	Annual	Family	Tax	Insurance	Contribution
Name	Counseling	Physical	Travel	Reimbursements	Premiums	Plans

Matthew K. Rose	$2,920	$1,800	$27,069	$3,323	$—	$157,244
Thomas N. Hund	$8,200	$1,800	$3,055	$2,091	$—	$52,202
Carl R. Ice	$4,784	$—	$3,090	$2,201	$—	$58,891
John P. Lanigan, Jr.	$9,500	$1,800	$2,243	$815	$—	$49,200
Jeffrey R. Moreland	$8,200	$1,800	$3,447	$3,365	$74,500	$50,204

2006 GRANTS OF PLAN-BASED AWARDS	This table sets forth certain information concerning grants of 2006 non-equity incentive plan awards under the BNSF Railway Company Incentive Compensation Plan and equity awards (stock options, time-based restricted stock or units, performance-based restricted stock units and performance stock) under the Burlington Northern Santa Fe 1999 Stock Incentive Plan, to each named executive officer. Non-equity incentive plan awards actually earned in 2006 are reported in the Summary Compensation Table in this proxy statement, and also in footnote 1 below.

									All Other	All Other
									Stock	Option
			Estimated Possible Payouts Under Non-			Estimated Future Payouts Under Equity			Awards:	Awards:	Exercise or		Grant Date
			Equity Incentive Plan Awards			Incentive Plan Awards			Number of	Number of	Base Price	Closing	Fair Value
		Date of							Shares of	Securities	of Option	Price on	of Stock
		Committee							Stock or	Underlying	Awards	Grant Date	and Option
Name	Grant Date	Action	Threshold($)	Target($)	Maximum($)	Threshold(#)	Target(#)	Maximum(#)	Units(#)	Options(#)	($/Share)	($/Share)	Awards($)

Matthew K. Rose		(1)	202,155	1,347,700	5,000,000
	4/27/2006	4/19/2006 (2)				295	29,550	59,100					$2,369,024
	4/27/2006	4/19/2006 (3)							29,550				$2,369,024
	4/27/2006	4/19/2006 (4)								165,200	$80.17	$78.34	$3,627,792
	10/30/2006	5/21/1999 (6)								32,852	$77.61	$77.56	$349,874
Thomas N. Hund		(1)	59,700	398,000	5,000,000
	4/27/2006	4/19/2006 (2)				60	6,000	12,000					$481,020
	4/27/2006	4/19/2006 (3)							6,000				$481,020
	4/27/2006	4/19/2006 (4)								32,000	$80.17	$78.34	$702,720
	1/26/2006	4/19/2001 (6)								29,914	$76.21	$76.83	$460,676
Carl R. Ice		(1)	65,850	439,000	5,000,000
	4/27/2006	4/19/2006 (2)				67	6,750	13,500					$541,148
	4/27/2006	4/19/2006 (3)							6,750				$541,148
	4/27/2006	4/19/2006 (4)								37,000	$80.17	$78.34	$812,520
	3/6/2006	12/13/1995 (5)								2,997	$78.66	$78.15	$48,911
	3/6/2006	5/21/1999 (6)								21,989	$78.66	$78.15	$304,328
	5/1/2006	4/16/2003 (6)								20,204	$79.88	$79.70	$340,033
John P. Lanigan, Jr.		(1)	63,450	423,000	5,000,000
	2/16/2006	12/13/1995 (7)							6,461				$525,344
	4/27/2006	4/19/2006 (2)				67	6,750	13,500					$541,148
	4/27/2006	4/19/2006 (3)							6,750				$541,148
	4/27/2006	4/19/2006 (4)								35,000	$80.17	$78.34	$768,600
Jeffrey R. Moreland		(1)	53,550	357,000	5,000,000
	4/27/2006	4/19/2006 (2)				45	4,500	9,000					$360,765
	4/27/2006	4/19/2006 (3)							4,500				$360,765
	4/27/2006	4/19/2006 (4)								26,000	$80.17	$78.34	$570,960
	3/22/2006	12/13/1995 (5)								22,982	$79.68	$81.10	$380,812
	3/22/2006	4/18/2002 (6)								16,034	$79.68	$81.10	$265,683
	3/22/2006	4/19/2001 (6)								24,806	$79.68	$81.10	$411,035
	3/22/2006	1/20/1999 (6)								29,658	$79.68	$81.10	$416,398
	5/5/2006	4/16/2003 (6)								11,082	$83.36	$83.19	$195,376
	9/28/2006	4/16/2003 (6)								1,363	$73.27	$73.03	$19,709
	9/28/2006	4/21/2004 (6)								11,223	$73.27	$73.03	$162,285

(1)	As described in the Incentive Compensation Plan section of the Compensation Discussion and Analysis in this proxy statement, under the ICP, the Compensation Committee establishes a performance measure for named executive officers’ ICP awards, and it establishes a goal level of performance for this measure. If the goal level of performance is achieved, the Compensation Committee has the discretion to reduce the amount of each named executive officer’s performance-based compensation ICP award from the $5 million maximum at any time prior to payment based upon those factors and criteria that the Compensation Committee may determine to be appropriate, such as achievement against the Company’s goals and objectives for earnings per share, velocity and safety as described in the Compensation Discussion and Analysis. For 2006, the goal level of performance was achieved, and the Compensation Committee exercised its negative discretion to reduce the awards to 163% of each named executive officer’s target award, resulting in the following payments for 2006 as set forth in the 2006 Summary Compensation Table in this proxy statement: for Mr. Rose, $2,196,751; for Mr. Hund, $648,740; for Mr. Ice, $715,570; for Mr. Lanigan, $689,490; and for Mr. Moreland, $581,910.

(2)	For 2006 equity incentive plan (performance-based) awards under the Burlington Northern Santa Fe 1999 Stock Incentive Plan, an individual will receive shares of stock in 2009, contingent on continued salaried employment and the achievement of performance hurdles in connection with the Company’s 2008 return on invested capital (ROIC), calculated as 2008 operating income, plus interest on leased assets and receivables sold, less applicable taxes and other expenses divided by average capitalization. Average capitalization is the average of equity, debt, accounts receivable sold and present value of leases at December 31, 2008, and the preceding 12 month ends. All equity incentive plan awards at the target level consist of restricted stock units. All equity incentive plan awards above the target level consist of performance stock. The number of performance-based restricted stock units shown in the table were granted effective April 27, 2006, and will vest on April 27, 2009, depending on the level of ROIC achieved, from threshold through target, during the performance period. Each vested unit represents a right to receive a share of common stock. If the targeted level of ROIC is exceeded, then performance shares will also be granted and immediately vest on April 27, 2009, depending on the level of ROIC achieved above “target.” The total number of performance-based units and shares of performance stock vesting may not exceed the “maximum” number of shares shown in the table. The Grant Date Fair Value shown for these performance-based awards is based on the Target number of units established for each named executive officer which value is the compensation cost the Company expected to incur in accordance with SFAS 123R at the time of grant. Executives holding restricted stock units do not have any rights of a shareholder but have the right to receive cash payments equivalent to dividends declared on BNSF shares. Executives who are awarded performance stock do not have any rights of a shareholder prior to its vesting and do not receive cash payments equivalent to dividends declared on unvested shares.

(3)	All other stock awards with a grant date of April 27, 2006, consist of restricted stock units. Executives holding restricted stock units do not have any rights of a shareholder but have the right to receive cash payments equivalent to dividends declared on BNSF shares.

(4)	All options granted effective April 27, 2006, become exercisable in three equal annual installments commencing one year from the date of grant. All other options were granted as a result of the exercise of an initial option granted prior to February 28, 2005, which had a reload feature under which optionees who use outstanding shares to pay the exercise price receive an option for the number of shares so used, with an exercise price on the new option equal to the fair market value on the date of exercise of the initial option, becoming exercisable six months from date of grant, and expiring on the same date as the initial option. No more than two reload grants may be made in connection with any initial option grant, and the reload feature is not available with respect to any grant of options pursuant to a reload. For any option grants on or after February 28, 2005, there is no longer a reload feature. All options are granted with an exercise price no less than the fair market value of the Company’s stock on the date of grant but, because fair market value under the Burlington Northern Santa Fe 1999 Stock Incentive Plan is defined as the mean between the high and low quoted sales prices on the date of grant, which may be more or less than the closing price on that date, we are also including the closing price on the date of grant.

(5)	These options were granted as a result of the exercise of an initial option granted under the Salary Exchange Option Program (SEOP) (no new elections may be made after February 28, 2005). The Date of Committee Action reflects the date that the Compensation Committee established the SEOP.

(6)	These options were granted as a result of the exercise of an initial option granted other than under the SEOP. The Date of Committee Action reflects the date that the Compensation Committee approved the initial option with its reload feature.

(7)	The award to Mr. Lanigan with a grant date of February 16, 2006, consists of restricted stock which was granted as a result of his exchange of a portion of his 2005 non-equity incentive plan award for 135% of the value in restricted stock under the Incentive Bonus Stock Program. Dividends are paid on restricted stock, and the shares may be voted.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006	This table sets forth certain information concerning outstanding stock options and stock awards, including unvested restricted stock, restricted stock units and performance stock, at fiscal year-end 2006 for each named executive officer, based on the year-end price of BNSF common stock, on December 29, 2006, $73.81 per share (for stock awards).

	Option Awards				Stock Awards

							Equity Incentive Plan
							Awards

							Number of	Market or
					Number of		Unearned	Payout Value
	Number of Securities				Shares or	Market	Shares,	of Unearned
	Underlying Unexercised				Units of	Value of	Units or	Shares,
	Options				Stock That	Shares of	Other Rights	Units or
			Option	Option	Have Not	Stock That	That Have	Other Rights
	Exercisable	Unexercisable	Exercise	Expiration	Vested	Have Not	Not Vested	That Have
Name	(#)	(#)(1)	Price	Date	(#)(2)	Vested	(#) (3)	Not Vested

Matthew K. Rose	3,045		$32.84	1/20/2009	293,916	$21,693,940	171,600	$12,665,796
	26,302		$34.59	5/21/2009
	350,000		$29.04	4/25/2011
	245,000		$27.55	4/25/2012
	300,000		$27.97	4/24/2013
	210,667	105,333	$32.72	4/29/2014
	10,441		$35.03	1/1/2010
	7,882		$52.62	1/1/2010
	72,600	145,200	$49.21	5/2/2015
	24,079		$59.89	1/12/2010
		165,200	$80.17	4/27/2016
		32,852	$77.61	5/21/2009
Thomas N. Hund	1,900		$34.59	5/21/2009	73,166	$5,400,382	31,410	$2,318,372
	57,000		$27.55	4/25/2012
	53,100		$26.20	1/1/2013
	46,400		$27.97	4/24/2013
	91,703		$29.44	1/1/2010
	31,867	15,933	$32.72	4/29/2014
	81,541		$35.25	1/12/2010
	10,350	50,850	$47.18	1/1/2015
	17,105		$51.04	1/14/2008
	19,304		$51.04	1/20/2009
	49,550		$51.04	5/21/2009
	12,767	25,533	$49.21	5/2/2015
	29,914		$76.21	4/25/2011
		32,000	$80.17	4/27/2016
Carl R. Ice	3,226		$31.00	1/12/2010	55,235	$4,076,895	36,090	$2,663,803
	1,067		$31.23	4/25/2012
	2,133		$31.23	4/25/2011
	4,619		$32.19	1/1/2010
	39,600	19,800	$32.72	4/29/2014
	3,200		$33.98	1/1/2010
	27,286		$35.58	1/12/2010
	724		$45.95	4/25/2011
	13,923	29,200	$49.21	5/2/2015
	8,722		$54.08	1/1/2013
	37,890		$54.08	4/25/2012
	2,997		$78.66	1/1/2013
	21,989		$78.66	5/21/2009
		37,000	$80.17	4/27/2016
	20,204		$79.88	4/24/2013
John P. Lanigan, Jr.		18,800	$32.72	4/29/2014	106,592	$7,867,556	35,130	$2,592,945
	13,867	27,733	$49.21	5/2/2015
		35,000	$80.17	4/27/2016
Jeffrey R. Moreland	107		$29.04	4/25/2011	19,960	$1,473,248	23,640	$1,744,868
		12,566	$32.72	4/29/2014
	16,810		$55.38	1/1/2010
	18,883		$55.38	1/12/2010
	9,534	19,066	$49.21	5/2/2015
	1,691		$57.24	4/25/2011
	1,746		$57.24	4/25/2012
	25,712		$57.24	1/12/2010
	32,572		$57.24	1/14/2008
	1,642		$60.86	1/14/2008
	1,643		$60.86	1/20/2009
	2,748		$60.86	1/1/2008
	6,919		$79.68	1/1/2011
	7,480		$79.68	1/1/2012
	8,583		$79.68	1/1/2013
	16,034		$79.68	4/25/2012
	24,806		$79.68	4/25/2011
	29,658		$79.68	1/20/2009
		26,000	$80.17	4/27/2016
	11,082		$83.36	4/24/2013
		1,363	$73.27	4/24/2013
		11,223	$73.27	4/29/2014

(1)	Contingent on continued salaried employment, the following regular annual stock option grants vest as follows: the unexercisable options expiring on April 29, 2014, vest on April 29, 2007; the unexercisable options expiring on May 2, 2015, vest pro rata on May 2, 2007 and May 2, 2008; and the unexercisable options expiring on April 27, 2016, vest pro rata on April 27, 2007, April 27, 2008, and April 27, 2009. Contingent on continued salaried employment, the following reload option grants vest as follows: Mr. Rose’s unexercisable options expiring on May 21, 2009, vest on April 30, 2007, and Mr. Moreland’s unexercisable options expiring on April 24, 2013 and April 29, 2014, vest on March 28, 2007.

(2)	Contingent on continued salaried employment, the following regular annual time-based restricted shares or units vest on April 29, 2007, May 2, 2008, and April 27, 2009, respectively: for Mr. Rose, 80,500, 39,000 and 29,550; for Mr. Hund, 13,090, 6,900 and 6,000; for Mr. Ice, 16,310, 7,800 and 6,750; for Mr. Lanigan, 15,470, 7,500 and 6,750; and for Mr. Moreland, 10,360, 5,100 and 4,500. Contingent on continued salaried employment, the following shares granted under the now-frozen Incentive Bonus Stock Program in exchange for foregoing all or a portion of non-equity incentive plan awards vest on February 17, 2007, February 16, 2008, and February 16, 2009: for Mr. Rose, 31,298, 113,568 and 0; for Mr. Hund, 13,648, 33,528 and 0; for Mr. Ice, 8,375, 0 and 0; and for Mr. Lanigan, 7,563, 37,848 and 6,461. Contingent on continued salaried employment, Mr. Ice’s special retention grant of 16,000 shares vest on April 29, 2009; and Mr. Lanigan’s special employment grant of 25,000 shares vest on January 15, 2008.

(3)	Contingent on continued salaried employment and achievement against performance hurdles, the following regular annual equity incentive plan awards vest on April 29, 2007, based on the level of performance actually achieved in 2006, and on May 2, 2008, and April 27, 2009, at the target level of performance, respectively: for Mr. Rose, 34,500, 39,000 and 29,550; for Mr. Hund, 5,610, 6,900 and 6,000; for Mr. Ice, 6,990, 7,800 and 6,750; for Mr. Lanigan, 6,630, 7,500 and 6,750; and for Mr. Moreland, 4,440, 5,100 and 4,500.

OPTION EXERCISES AND STOCK VESTED IN 2006	This table sets forth certain information concerning stock option exercises and restricted stock, restricted stock units and performance stock vesting during fiscal year 2006 for each named executive officer.

	Option Awards		Stock Awards

	Number of		Number of Shares
	Shares Acquired	Value Realized on	Acquired on	Value Realized
Name	on Exercise (#)	Exercise(1)	Vesting (#)	on Vesting(2)

Matthew K. Rose	77,920	$3,299,193	73,858	$6,055,237
Thomas N. Hund	78,500	$3,702,453	28,228	$2,298,913
Carl R. Ice	162,036	$7,015,231	11,500	$991,243
John P. Lanigan, Jr.	87,500	$4,489,545	10,100	$870,570
Jeffrey R. Moreland	316,015	$15,728,090	20,195	$1,649,282

(1)	The value of an option is the difference between (a) the market price upon exercise and (b) the exercise or base price of the option upon grant.

(2)	The value of a restricted share or unit of stock upon vesting is the market value of a share of the Company’s common stock on the vesting date.

2006 PENSION BENEFITS	This table sets forth certain information concerning the actuarial present value of the accumulated benefits under defined benefit plans for each named executive officer as of September 30, 2006, which is the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for the last fiscal year.

		Number of	Present Value of
		Years Credited	Accumulated
Name	Plan Name(1)	Service	Benefit(2)

Matthew K. Rose	BNSF Retirement Plan	14	$142,325
	BNSF Supplemental Retirement Plan (3)	14	$6,256,022
Thomas N. Hund	BNSF Retirement Plan	24	$401,417
	BNSF Supplemental Retirement Plan	24	$2,191,213
Carl R. Ice	BNSF Retirement Plan	28	$370,966
	BNSF Supplemental Retirement Plan	28	$2,409,798
John P. Lanigan, Jr.	BNSF Retirement Plan	4	$42,218
	BNSF Supplemental Retirement Plan (4)	4	$752,237
Jeffrey R. Moreland (5)	BNSF Retirement Plan	29	$771,935
	BNSF Supplemental Retirement Plan	29	$3,444,269

(1)	The Retirement Plan is a tax-qualified defined benefit plan that provides benefits based on years of benefit service, the highest average monthly plan compensation (salary and ICP awards) over a continuous period of 60 months in the 120 months prior to termination of salaried employment, and Railroad Retirement factors determined for the year of termination of salaried employment. Normal retirement age is 65. Early retirement eligibility is at least age 55 with at least 10 years of vesting service. Benefits are reduced for early retirement, but an employee is eligible for unreduced benefits at age 62 if the employee would have earned at least 30 years of credited service by that age. The early retirement benefit reduction is 1/180th for each month between age 60 and the date unreduced benefits could be paid, and 1/360th for every such month between ages 55 and 60. An employee begins participating in the plan after one year of salaried service, with 60 months of vesting service required to receive a benefit. Distribution elections for the qualified plan are made upon retirement.

The Supplemental Retirement Plan is a non-tax-qualified defined benefit plan that provides benefits above the limits permitted by federal tax law for qualified plans, so that the total of the benefits provided by the retirement plans is equal to the benefit that would be provided by the Retirement Plan if no limits were applied. In addition, Messrs. Rose and Lanigan have special individual retirement agreements as described in the footnotes below. The distribution elections upon termination made in December 2004 for the

Supplemental Retirement Plan are as follows: for Messrs. Rose and Lanigan, lump-sum payments; for Messrs. Hund and Ice, monthly installment payments over 5 years; and for Mr. Moreland, the same annuity option that he elects for the qualified plan upon retirement.

(2)	For the assumptions used in these calculations, see footnote 13 to BNSF’s financial statements included in BNSF’s Annual Report on Form 10-K for the year ended December 31, 2006, except that retirement is assumed to occur at the earliest age at which each executive can retire with unreduced benefits, as described in footnote 1; no assumption for termination prior to that date is used. The calculations use a discount rate of 5.5%. For those executives who have elected lump-sum or installment payments under the Supplemental Retirement Plan (see footnote 1), a 5.0% interest rate is used in these calculations to determine the value of this benefit at normal retirement age 65, and the 5.5% discount rate is used to determine the current present value of the lump-sum or installment payments.

(3)	Upon Mr. Rose’s appointment as Chairman, President and Chief Executive Officer, the independent directors on the Board considered the need for continuity of leadership. After reviewing alternatives and working with a consultant, the Board determined that an individual retirement benefit agreement was the most appropriate long-term retention vehicle and was in the best interests of the Company. Under this Board-approved agreement, an additional supplemental benefit is provided based on the following target benefit formula: 2.2% of plan compensation (using a three-year final average of base salary and ICP awards) for each of the first 14 years of service; 2.5% of plan compensation for each of the next three years; 3.0% of plan compensation for each of the next three years; and 3.5% of plan compensation for each of the next four years, subject to a maximum benefit of 61.3% of plan compensation. The benefit is offset by benefits payable under the Retirement Plan, the regular Supplemental Retirement Plan formula and Railroad Retirement benefits, and the resulting incremental benefit will be paid entirely from the Supplemental Retirement Plan. The additional benefits will be forfeited if Mr. Rose voluntarily terminates employment prior to April 19, 2007, without the company’s consent, or if he is terminated for cause. The value shown reflects both Mr. Rose’s regular Supplemental Retirement Plan formula and his individual retirement benefit.

(4)	Under a Board-approved individual retirement agreement used as a recruitment incentive, Mr. Lanigan will be credited with an additional five years of service upon completion of five years of service with the Company, with the resulting incremental benefit paid entirely from the Supplemental Retirement Plan. The value shown reflects both Mr. Lanigan’s regular Supplemental Retirement Plan formula and the additional five years of credited service under his individual retirement benefit agreement.

(5)	Mr. Moreland is eligible for early retirement benefits under both plans.

2006 NONQUALIFIED DEFERRED COMPENSATION	This table sets forth certain information concerning defined contribution and other deferred compensation for each named executive officer, under plans that are not tax-qualified.

		Executive	Registrant	Aggregate
		Contributions in	Contributions in	Earnings in	Aggregate
		Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Balance at Last
Name	Plan Name(1)	(2006)(2)	(2006)(3)	(2006)(4)	FYE (2006)(5)

Matthew K. Rose (6)	BNSF Supplemental Investment and Retirement Plan	$199,786	$161,423	$250,606	$2,500,728

	BNSF Senior Management Stock Deferral Plan	$—	$—	$341,497	$8,430,062
Thomas N. Hund (7)	BNSF Supplemental Investment and Retirement Plan	$138,637	$44,351	$155,228	$1,138,108

	BNSF Senior Management Stock Deferral Plan	$—	$—	$42,300	$1,044,190
Carl R. Ice (8)	BNSF Supplemental Investment and Retirement Plan	$70,717	$53,275	$29,707	$739,455
John P. Lanigan, Jr. (9)	BNSF Supplemental Investment and Retirement Plan	$46,500	$37,725	$25,014	$266,460
Jeffrey R. Moreland (10)	BNSF Supplemental Investment and Retirement Plan	$181,700	$42,254	$29,817	$735,214

	BNSF Senior Management Stock Deferral Plan	$—	$—	$349,935	$8,638,353

(1)	The BNSF Supplemental Investment and Retirement Plan is a defined contribution plan which provides benefits equal to those which the qualified BNSF Investment and Retirement Plan, a 401(k) plan, would provide if there were no limit imposed on qualified contributions under federal tax law. The Company match reflected in the Registrant Contributions in Last Fiscal Year column is also included in the All Other Compensation column of the 2006 Summary Compensation Table in this proxy statement. The investment options which may be elected by the participating employee track commonly available investment vehicles, including BNSF common stock, mutual funds and bond funds. Transfers and allocation changes among investment vehicles may be made daily. In addition, the BNSF Supplemental Investment and Retirement Plan includes a deferral sub-account on behalf of Mr. Rose transferred from the former Burlington Northern Inc. Nonqualified 401(k) Restoration Plan effective January 1, 1997, when that plan was terminated. This sub-account, which earns the Moody’s average corporate bond yield (6.151% on a compounded annualized basis for 2006), contains company contributions equal to the company matching contributions that would have been paid on employee contributions to the Burlington Northern Inc. Thrift and Profit Sharing Plan I, a 401(k) plan, had there not been a limit to qualified contributions. As described in the 2006 Summary Compensation Table in this proxy statement, a portion of this sub-account’s earnings are deemed “preferential” or “above-market” under SEC rules, and this portion is therefore also reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the 2006 Summary Compensation Table in this proxy statement.

Prior to January 1, 2005, the BNSF Senior Management Stock Deferral Plan allowed for the deferral of restricted stock awards and gains from the exercise of stock options which were paid for with previously acquired shares of stock. Deferrals track the value of BNSF common stock. New deferrals are not allowed after December 31, 2004, and distributions for the named individuals are not permitted until after termination of employment.

(2)	All executive contributions in the last fiscal year are also included in the Salary and Non-Equity Incentive Plan Compensation columns of the 2006 Summary Compensation Table in this proxy statement.

(3)	Registrant Contributions in the Last Fiscal Year are also included in the All Other Compensation column of the 2006 Summary Compensation Table in this proxy statement.

(4)	Aggregate Earnings in the Last Fiscal Year column includes any unrealized gain or loss from December 31, 2005, to December 31, 2006.

(5)	Aggregate Balance at Last FYE column reflects the value based on the market close on December 29, 2006, and includes the following amounts previously disclosed in prior years’ Summary Compensation Tables for the Supplemental Investment and Retirement Plan and the Senior Management Stock Deferral Plan, respectively: for Mr. Rose (1996-2005), $1,712,316 and $3,137,111; for Mr. Hund (1997-2005), $738,537 and $0; for Mr. Ice (1998-2005), $476,348 and $0; for Mr. Lanigan (2003-2005), $166,513 and $0; and for Mr. Moreland (1997-2005), $376,750 and $234,403. In addition, Aggregate Balance at Last FYE column includes the following amounts previously disclosed in prior years’ Aggregated Stock Option Exercises tables for the Senior Management Stock Deferral Plan: for Mr. Hund, $439,377; and for Mr. Moreland, $3,573,372.

(6)	Mr. Rose irrevocably elected to receive lump-sum payments following termination of employment. Mr. Rose holds 114,213 restricted stock units under the Senior Management Stock Deferral Plan.

(7)	Mr. Hund irrevocably elected to receive five annual installment payments and a lump-sum payment for the Supplemental Investment and Retirement Plan and the Senior Management Stock Deferral Plan, respectively, following termination of employment. Mr. Hund holds 14,147 restricted stock units in the Senior Management Stock Deferral Plan.

(8)	Mr. Ice irrevocably elected to receive five annual installment payments following termination of employment.

(9)	Mr. Lanigan irrevocably elected to receive a lump-sum payment following termination of employment.

(10)	Mr. Moreland irrevocably elected to receive five annual installment payments and a lump-sum payment from the Supplemental Investment and Retirement Plan and the Senior Management Stock Deferral Plan, respectively, following termination of employment. He holds 117,035 restricted stock units in the Senior Management Stock Deferral Plan. Benefits associated with the former Estate Enhancement Program will be paid to his heirs.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS	Set forth below is certain information concerning benefits provided under the Company’s individual change-in-control letter agreements and the severance plan for each named executive officer, and the Company’s trust agreements.

Individual Change-in-Control Letter Agreements. To retain named executive officers and other key employees during times leading up to or following a change in control, the Board of Directors adopted amended and restated change-in-control letter agreements as of September 21, 2006. As a result, on December 31, 2006, the named executive officers held amended and restated BNSF agreements.

Under these agreements, in the event of a change in control (as defined in the Company’s Trust Agreements as discussed below) and a subsequent qualifying termination of employment, a participant would receive benefits equal to:

•	a lump-sum payment equal to 2.99 times their then-current base salary (or, if higher, their highest consecutive 12 months’ salary over the prior 24-month period, or their annual salary in effect immediately prior to the change in control) and target non-equity incentive plan award for the current calendar year;

•	life, disability, and health benefits for a period of up to 36 months (reduced to 24 months if required by Section 409A of the Internal Revenue Code);

•	vesting of all stock options, restricted stock and restricted stock units;

•	an excise tax make-whole payment to the extent that such taxes are due under Section 280G of the Internal Revenue Code; and

•	outplacement and legal fees and expenses relating to any claims under the agreement.

Benefits under these agreements are payable only if termination of employment occurs for reasons other than cause, death or voluntary resignation, or if it occurs for “good reason” as described below, coincident with or within 24 months following a change in control. To receive any benefits under the agreements, the named executive officer must execute a general release and covenant not to sue. “Good reason” terminations trigger non-compete, non-solicitation, non-disparagement and confidentiality covenants, with provisions allowing the Company to recover the value of any benefits paid under the agreement in the event any of these covenants are violated. “Good reason” includes:

• the assignment of duties inconsistent with or adversely altered from the position held immediately prior to the change in control;

• a reduction in base salary, excluding across-the-board salary reductions similarly affecting all management employees;

• a change in work location of more than 50 miles;

• the failure of the Company to pay any portion of current compensation or an installment of deferred compensation;

• the failure of the Company to continue any compensation or benefit plan that is material to the total compensation package; or

• the failure of the successor company to assume and agree to comply with the agreement.

Estimated benefits under the individual change-in-control letter agreements are shown in the table below, assuming termination had occurred on December 31, 2006. For the aggregate balances at the end of 2006 under the Company’s non-tax-qualified defined contribution and other compensation plans, see the 2006 Non-Qualified Deferred Compensation table in this proxy statement.

				Welfare &	Excise Tax
	Lump-Sum		Retirement	Outplacement	(Including	Aggregate
Name	Payment	Stock Awards	Benefit(1)	Benefits	Gross-Up)	Benefits

Matthew K. Rose	$7,318,623	$37,200,128	$9,224,658	$62,331	$7,757,794	$61,563,534
Thomas N. Hund	$2,648,243	$9,403,379	$—	$62,331	$—	$12,113,953
Carl R. Ice	$2,914,054	$7,198,666	$—	$62,331	$—	$10,175,051
John P. Lanigan, Jr.	$2,804,620	$10,863,425	$1,733,196	$62,331	$2,531,701	$17,995,273
Jeffrey R. Moreland	$2,468,843	$3,529,120	$—	$62,331	$—	$6,060,294

(1)	For Mr. Rose, this represents the additional lump-sum payment that would be made from the Supplemental Retirement Plan upon reaching age 55 (his earliest eligible retirement age), under the change-in-control provisions of his individual retirement agreement. For Mr. Lanigan, this represents the lump-sum payment

42

that he would receive from the Supplemental Retirement Plan upon reaching age 65 (his earliest eligible retirement age if his employment had terminated December 31, 2006) (under the provisions of the Supplemental Retirement Plan, if a participating employees’ employment is terminated for reasons other than cause in connection with a change in control, the participant’s benefit becomes fully vested). For the lump sum amounts shown, a 5.13% interest rate is used to determine the value of the benefit payable at the earliest age the named executive officer would be eligible to receive the benefit.

Termination by the Company for Reasons Other than Cause (other than in connection with and after a change in control), or Retirement. Under the provisions of the Stock Plan and the ICP, in the event of termination by the Company for reasons other than cause, a proration of outstanding unvested stock options, restricted stock and restricted stock units would vest (except performance-based awards would remain subject to further proration based on achievement against the performance measures), and a proration of the ICP award would be paid based on actual achievement measured at year-end. Had the terminations occurred effective December 31, 2006, under the Stock Plan the value of the prorations would have been (assuming, for performance-based restricted stock and units, achievement at or above the target levels of performance): for Mr. Rose, $25,060,612; for Mr. Hund, $6,923,240; for Mr. Ice, $4,768,211; for Mr. Lanigan, $2,287,447; and for Mr. Moreland, $7,204,419, based on the closing stock price on the last business day of the year. For performance-based restricted stock and units, shares would not be released until the original vesting date. Had the terminations occurred effective December 31, 2006, under the ICP there would be no prorations, and the 2006 awards would have been paid as shown in the Non-Equity Incentive Plan Compensation column of the 2006 Summary Compensation Table in this proxy statement.

Mr. Moreland was the only named executive officer eligible to retire at year- end. Had he done so, he would have received the benefits described in the paragraph above.

The benefits provided under Mr. Rose’s individual retirement agreement described in footnote 3 to the 2006 Pension Benefits Table are forfeited if he voluntarily resigns effective prior to April 19, 2007. However, if he is terminated by the Company for reasons other than cause (other than in connection with and after a change in control), he retains the benefits under the agreement. Had he been terminated for reasons other than cause effective December 31, 2006, his incremental lump-sum payment under the Supplemental Retirement Plan upon reaching age 55 (his earliest eligible retirement age) would have been $6,287,360. Had Mr. Lanigan been terminated for reasons other than cause effective December 31, 2006, under the terms of his individual retirement agreement described in footnote 4 to the 2006 Pension Benefits Table in this proxy statement, he would have become vested in the additional five years of service, resulting in a lump-sum payment under the Supplemental Retirement Plan of $962,887 upon reaching age 65 (his earliest eligible retirement age if his employment had terminated December 31, 2006). Under the provisions of the Company’s defined benefit plans, he would not become vested in any benefit based on, nor would he receive any benefits attributable to, the four years of his actual service. For the lump sum amounts shown, a 5.13 percent interest rate is used to determine the value of the benefit payable at the earliest age the named executive officer would be eligible to receive the benefit. For the aggregate balances at the end of 2006 under the Company’s non-tax-qualified defined contribution and other compensation plans, see the 2006 Non-Qualified Deferred Compensation table in this proxy statement.

Trust Agreements. The Company maintains trust agreements to permit the Company to set aside funds to meet its obligation to the named executive officers and the directors under deferred compensation programs and agreements, retirement commitments, and supplemental retirement plans. To the extent the plans are currently funded, the trusts provide for permanent funding of benefits under the supplemental retirement plans and the Directors’ Retirement Plan on a present value basis.

In the event of a “change in control” of the Company, the trust agreements provide for the payment of amounts which may become due, subject only to the claims of general creditors of the Company in the event that it became bankrupt or insolvent. Any of the following events are considered a change in control:

•	any person becomes the beneficial owner of securities representing 20 percent or more of the voting power of the Company’s outstanding securities;

•	during any period of two consecutive years, individuals who at the beginning of this period constitute the Board of Directors for the Company, and any new directors approved by at least two-thirds of existing directors, cease to constitute at least a majority of the Board;

•	the Company’s shareholders approve a merger or consolidation of the Company with another company; or

•	the Company’s shareholders approve a plan of complete liquidation or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

COMMUNICATIONS AND OTHER MATTERS

COMMUNICATIONS WITH THE BOARD	Communications by shareholders or by other parties may be sent to the Board by U.S. mail or overnight delivery. Communications may be sent to the Board c/o Secretary, Burlington Northern Santa Fe Corporation, 2500 Lou Menk Drive, Fort Worth, Texas 76131-2828. Communications may be addressed to the Board, non-management directors, or one or more Board members. Communications addressed to other individuals will be forwarded by the Corporate Secretary to the addressee. Communications not specifically addressed to the Board, non-management directors or an individual will be reviewed by the Corporate Secretary and then sent to the appropriate Board committee based upon the issues addressed and the committee that has responsibility for such issues. Acknowledgements of receipt will be sent to persons submitting communications. Communications may be made anonymously. The Board has approved this process.

PROCEDURES FOR RECOMMENDING DIRECTOR CANDIDATES	The Directors and Corporate Governance Committee will consider a candidate for director recommended by a shareholder. Any such recommendation should be sent in writing on or before November 1, 2007, to permit adequate time for review by the Committee for nomination at the 2008 annual meeting. The recommendation should also provide the reasons supporting a recommendation, the individual’s qualifications, the individual’s consent to being considered as a nominee, and a way to contact the individual to verify his or her interest and to gather further information, if necessary. In addition, the shareholder should submit information demonstrating the number of shares he or she owns. Shareholders may send recommendations for director candidates for the 2008 annual meeting of shareholders to the Directors and Corporate Governance Committee via U.S. mail or overnight delivery to Directors and Corporate Governance Committee c/o Secretary, Burlington Northern Santa Fe Corporation, 2500 Lou Menk Drive, Fort Worth, Texas 76131-2828.

ADVANCE NOTICE REQUIREMENTS	Shareholder Proposals for Annual Meeting in 2008. Proposals by shareholders to be considered for inclusion in the proxy materials for the annual meeting in 2008 must be received by our Secretary at 2500 Lou Menk Drive, Fort Worth, Texas 76131-2828 (or (817) 352-7111 by facsimile), no later than November 15, 2007. The use of certified mail, return receipt requested, is advised. To be eligible for inclusion, a proposal must also comply with Rule 14a-8, including the minimum stock ownership requirements and all other applicable provisions, under the Securities Exchange Act of 1934.

Other Shareholder Business at Annual Meeting in 2008. For other business to be introduced at the annual meeting in 2008, and not submitted pursuant to Rule 14a-8 for inclusion in our proxy materials, shareholders must send advance notice in writing to our Secretary. To be timely, notice must be received no later than December 22, 2007, and no earlier than November 22, 2007. The shareholder shall submit information establishing the number of shares owned by the shareholder and any beneficial owner represented by the shareholder. The advance notice must also meet the other requirements of Article II, Section 10 of the Company’s By-Laws. You may obtain a copy of our By-Laws by contacting our Secretary at the address shown above, or by accessing the By-Laws at www.bnsf.com under the “Investors” link.

Shareholder Nomination of Directors. Shareholders intending to nominate a candidate for election as director at the annual meeting in 2008 must give advance notice in writing to our Secretary at the address shown above. To be timely, notice must be received no later than December 22, 2007, and no earlier than November 22, 2007. The advance notice must also meet the other requirements of Article XII, Section 3 of the Company’s By-Laws.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings of and transactions in BNSF’s common stock with the SEC. Based on our records and representations from these persons, we believe that all SEC beneficial ownership reporting requirements for 2006 were met, with the exception of one late filing by Carl R. Ice and one late filing by Peter J. Rickershauser.

OTHER BUSINESS	If any matters other than those set forth above are properly brought before the meeting, including any shareholder proposal omitted from the proxy materials pursuant to SEC rules that is otherwise in order, it is intended that the persons acting under the proxy will vote the proxies given to the Company in accordance with their best judgment. We are not aware of any other matters that may properly be brought before the meeting.

YOUR VOTE IS IMPORTANT	If you are going to vote by mail, we encourage you to specify your choices by marking the appropriate boxes on the enclosed proxy card. However, you do not need to mark any boxes if you wish to vote according to the Board of Directors’ recommendations; just sign, date, and return the proxy in the enclosed envelope. If you are going to vote your proxy by telephone or via the Internet, simply follow the instructions on the enclosed proxy card. Thank you for your cooperation and your prompt response.

By order of the Board of Directors.

Roger Nober Executive Vice President Law and Secretary

March 14, 2007

VOTE BY TELEPHONE OR VIA THE INTERNET
24 HOURS A DAY AND 7 DAYS A WEEK
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Your Internet vote must be received by 11:59 p.m. EST on April 18, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Burlington Northern Santa Fe Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Your telephone vote must be received by 11:59 p.m. EST on April 18, 2007. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Burlington Northern Santa Fe Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BURLN1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BURLINGTON NORTHERN SANTA FE CORPORATION
     Vote on Directors
1.	Election of Directors

NOMINEES FOR DIRECTOR:

01.	A.L. Boeckmann	07.	M.J. Shapiro
02.	D.G. Cook	08.	J.C. Watts, Jr.
03.	V.S. Martinez	09.	R.H. West
04.	M.F. Racicot	10.	J.S. Whisler
05.	R.S. Roberts	11.	E.E. Whitacre, Jr.
06.	M.K. Rose
     Vote on Company Proposal

		For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2007 (advisory vote).	☐	☐	☐
The Board of Directors recommends a vote “FOR” all nominees for Director listed above and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2007.

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Please sign EXACTLY as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. This Proxy votes all shares held in all capacities.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN THE BOX]	DATE

Signature (Joint Owners)	DATE

IF YOU PLAN TO ATTEND THE 2007 ANNUAL MEETING, PLEASE MARK THE BOX ON THE REVERSE SIDE OF THIS PROXY CARD OR AS PROMPTED WHEN VOTING BY TELEPHONE OR VIA THE INTERNET, AND BRING THIS ADMISSION CARD WITH YOU FOR ADMITTANCE TO THE ANNUAL MEETING.
ADMISSION CARD
Burlington Northern Santa Fe Corporation
Annual Meeting of Shareholders
April 19, 2007, 8:00 a.m.
The Fort Worth Club
Horizon Room
306 W. 7th Street
Fort Worth, Texas 76102

Burlington Northern Santa Fe Corporation
2650 Lou Menk Drive
Fort Worth, Texas 76131-2830
This Proxy is solicited on behalf of the Board of Directors.
The undersigned, revoking any proxy previously given, hereby appoints Roger Nober and Marsha K. Morgan, and each of them, proxy for the undersigned, with power of substitution, to vote as specified herein, all Common Stock held by the undersigned, with the same force and effect as the undersigned would be entitled to vote if personally present, at the annual meeting of shareholders of the Company to be held at The Fort Worth Club, Horizon Room, 306 W. 7th Street, Fort Worth, Texas, on Thursday, April 19, 2007 at 8:00 a.m. and at any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as is properly brought before the meeting.
You are encouraged to specify your choices by marking the appropriate box, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations; however, the proxies appointed above cannot vote the shares unless you sign, date and return this proxy card, or vote by telephone or via the Internet as explained on the reverse side. Alternatively, you may vote when you attend the annual meeting in person.
If you are a participant in any of the following employee benefit plans of the Company, this proxy card (or your vote by telephone or via the Internet) also constitutes voting instructions for any shares held for the stockholder in the Burlington Northern Santa Fe Investment and Retirement Plan, the BNSF Railway Company 401(k) Plan for TCU Employees, and the BNSF Railway Company NonSalaried Employees 401(k) Retirement Plan. If you are a participant in any of these plans, the shares will be voted in accordance with the terms of such plan.
This Proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxies as to any other business that may properly come before the meeting. If no directions are made, this proxy will be voted “FOR” the nominees for Director listed on the proxy card and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2007.
PLEASE NOTE: IF YOU PLAN TO ATTEND THE 2007 ANNUAL MEETING OF SHAREHOLDERS, PLEASE MARK THE APPROPRIATE BOX ON THE REVERSE SIDE OF THE PROXY CARD.
It is important that the shares are represented at the meeting, whether or not you attend the meeting in person. To make sure the shares are represented, we urge you to complete and mail this proxy card in the enclosed postage-paid envelope, or to vote using the telephone or Internet voting instructions on the other side.
IMPORTANT—PLEASE SIGN AND DATE ON REVERSE SIDE